    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 1997



                                                      REGISTRATION NO. 333-18773

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            GLOBAL INDUSTRIES, LTD.
             (Exact name of registrant as specified in its charter)


          LOUISIANA                       1623,7389                       72-1212563
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or         Classification Code Number)         Identification No.)
         organization)

                                                             MICHAEL J. POLLOCK
                                                   VICE PRESIDENT, CHIEF FINANCIAL OFFICER
              107 GLOBAL CIRCLE                               107 GLOBAL CIRCLE
         LAFAYETTE, LOUISIANA 70503                      LAFAYETTE, LOUISIANA 70503
               (318) 989-0000                                  (318) 989-0000
 (Address, including zip code, and telephone       (Name, address, including zip code, and
number, including area code, of registrant's      telephone number, including area code, of
        principal executive offices)                         agent for service)


                             ---------------------

                                   Copies to:


              JEFFERY B. FLOYD                            L. RICHARDS MCMILLAN, II
           VINSON & ELKINS L.L.P.                         JONES, WALKER, WAECHTER,
            2500 FIRST CITY TOWER                   POITEVENT, CARRERE & DENEGRE, L.L.P.
                 1001 FANNIN                               201 ST. CHARLES AVENUE
          HOUSTON, TEXAS 77002-6760                   NEW ORLEANS, LOUISIANA 70170-5100
               (713) 758-2222                                  (504) 582-8000


                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]



     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This registration statement contains a prospectus relating to a public offering in the United States and Canada (the "U.S. Offering") of shares of Common Stock of Global Industries, Ltd., together with a separate prospectus relating to a concurrent offering of shares outside the United States and Canada (the "International Offering"). The complete prospectus for the U.S. Offering follows immediately after this Explanatory Note. After such prospectus are the alternate pages for the prospectus for the International Offering: a front cover page, an inside front cover page, a "Certain United States Tax Consequences to Non-United States Holders" section, an "Underwriting" section and a back cover page. All other pages of the prospectus for the U.S. Offering are to be used for both the U.S. Offering and the International Offering. Copies of the complete prospectus for each of the U.S. and International Offerings in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) and Regulation S-T.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                             SUBJECT TO COMPLETION,

                                JANUARY 9, 1997

PROSPECTUS                                                                [LOGO]

7,000,000 SHARES

GLOBAL INDUSTRIES, LTD.

COMMON STOCK
($.01 PAR VALUE)


The shares of Common Stock, $.01 par value per share (the "Common Stock"), of Global Industries, Ltd. ("Global" or the "Company") being offered hereby (the "Shares") are being issued and sold by the Company.



The Shares are being sold in two concurrent offerings (the "Offerings"), one offering initially in the United States and Canada (the "U.S. Offering") through U.S. underwriters (the "U.S. Underwriters") and one initially outside the United States and Canada (the "International Offering") through international underwriters (the "International Underwriters"). The U.S. Underwriters and the International Underwriters are hereinafter collectively referred to as the "Underwriters." Of the 7,000,000 Shares being offered, 5,600,000 are being offered in the U.S. Offering and 1,400,000 are being offered in the International Offering, subject to transfers between the U.S. Underwriters and the International Underwriters. See "Underwriting."



The Common Stock is traded on the Nasdaq National Market under the symbol "GLBL." On January 8, 1997, the last sale price of the Common Stock as reported by the Nasdaq National Market was $20.75 per share. See "Price Range of Common Stock."



PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BEGINNING ON PAGE 7 UNDER THE CAPTION "RISK FACTORS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
                                           PRICE TO              UNDERWRITING       PROCEEDS TO
                                            PUBLIC                 DISCOUNT         COMPANY(1)
Per Share.......................   $                       $                       $
Total(2)........................   $                       $                       $
------------------------------------------------------------------------------------------------


(1) Before deducting offering expenses payable by the Company estimated at $300,000.


(2) William J. Dore (the "Selling Shareholder") has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 840,000 and 210,000 additional shares of Common Stock, respectively, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, Proceeds to Company and
    Proceeds to Selling Shareholder will be $        , $        , $        , and
    $        , respectively. See "Underwriting." The Company will not receive any proceeds from the sale of any Common Stock by the Selling Shareholder.


The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depositary Trust Company, on or about
               , 1997.

SALOMON BROTHERS INC

                   HOWARD, WEIL, LABOUISSE, FRIEDRICHS

                              INCORPORATED

                                           RAYMOND JAMES & ASSOCIATES, INC.

                                                         SCHRODER WERTHEIM & CO.

The date of this Prospectus is             , 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or in the documents incorporated herein by reference. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment options will not be exercised.


                                  THE COMPANY


     Global provides construction services, including pipeline construction, platform installation and removal, construction support and diving services, to the offshore oil and gas industry in the United States Gulf of Mexico (the "Gulf of Mexico") and select international markets. Global has a fleet of 47 vessels, including 16 barges that offer various combinations of pipelay, pipebury and derrick capabilities, one SWATH (Small Water Plane Area Twin Hull) vessel, 18 liftboats, seven dive support vessels and five other support vessels. The Company operates the largest fleet of offshore construction vessels in the Gulf of Mexico.



     Global began providing diving services to the offshore oil and gas industry over 20 years ago and through a combination of selective acquisitions, new vessel construction and upgrades has significantly expanded its operations. Prior to becoming a publicly-traded company in February 1993, the Company grew primarily through three major acquisitions: (i) the acquisition of two barges from Sea-Con Services, Inc. in 1987; (ii) the acquisition of three deepwater barges from Santa Fe Offshore Construction Company in 1990; and (iii) the acquisition of three derrick barges from Teledyne Movible Offshore Inc. in 1992. Since becoming a public company in 1993, Global has continued to expand by: (i) installing dynamic positioning and upgrading the Company's reel pipelay barge, the Chickasaw, enabling it to work in water depths up to 6,000 feet; (ii) acquiring 16 liftboats from Halliburton Company; (iii) acquiring the Hercules heavy-lift barge; (iv) reconstructing the derrick barge Cheyenne into a combination pipelay/bury/derrick barge; (v) acquiring the combination barge Mohawk; and (vi) acquiring ROV Technologies, Inc., a leading consulting firm specializing in remote underwater intervention and remotely operated vehicle ("ROV") technology.



     Global has continued to expand during fiscal 1997. In July 1996, the Company acquired Norman Offshore Pipelines, Inc. (the "Norman Offshore Acquisition"), which included two shallow water pipelay vessels. The Norman Offshore Acquisition expanded the shallow water capabilities of Global's Coastal Division, which was formed during fiscal 1996 to focus on the shallow water pipeline installation market. Construction also was completed on the SWATH vessel, the Pioneer, in November 1996. This multi-task vessel, which began operations in the Gulf of Mexico during the third quarter of fiscal 1997, will support the Chickasaw on deepwater pipelay projects and will offer subsea completions, saturation diving, abandonment operations, pipeline repairs and other deepwater services currently beyond the capabilities of conventional dive support vessels. In addition, Global has begun an upgrade of its heavy-lift barge, the Hercules. This upgrade, scheduled for completion during the summer of 1997, will include conversion of the vessel to add conventional pipelay capability and dynamic positioning, which will provide Global with the capability to install larger diameter pipe in deeper water.



     During fiscal 1996, the Company expanded internationally when it began work offshore in West Africa. The Company has established an office in Lagos, Nigeria and an operations base in Tema, Ghana and has completed several projects using the Company's combination barge, the Cheyenne. Activity in West Africa accounted for approximately 23% and 39% of the Company's contract revenues and operating income, respectively, in fiscal 1996 and approximately 23% and 21%, respectively, during the first six months of fiscal 1997.

     Through the combination of these acquisitions, internal growth and international expansion, the Company has increased its contract revenues from $46.3 million in fiscal 1992 to $148.4 million in fiscal 1996 while improving its net income from $4.0 million to $21.0 million over the same period.


     Global's business strategy is to:

     - Increase its share of the offshore construction market in the Gulf of Mexico, particularly the deepwater segment, by expanding the use of its large and diverse fleet, exploiting its proprietary welding and pipelaying technology, and capitalizing on the strength of its highly trained and experienced personnel.

     - Enhance its profitability by increasing fleet utilization, particularly through more technologically sophisticated, higher margin projects such as those available in the deepwater Gulf of Mexico.

     - Capitalize on its recent expansion into select international markets in order to further diversify its earnings and partially offset the seasonality of its operations in the Gulf of Mexico.

     - Strengthen its competitive advantage through the use of state-of-the-art equipment and a broadened range of services designed to meet changing customer needs.

                              RECENT DEVELOPMENTS


     On December 23, 1996, Global acquired from a subsidiary of J. Ray McDermott, S.A. a 49% ownership interest in CCC Fabricaciones y Construcciones, S.A. de C.V. ("CCC"), a leading provider of offshore construction services in Mexico, as well as the DB-21, a 400-foot combination pipelay derrick barge, a crawler crane, a saturation diving system and approximately 21 acres of land located adjacent to Global's facility in New Iberia, Louisiana (the "CCC Acquisition"). Global also acquired from a subsidiary of J. Ray McDermott, S.A. an option to purchase for $12.0 million the DB-15, a 400-foot combination pipelay derrick barge currently chartered to CCC. The remaining 51% interest in CCC has been retained by a group of affiliated privately-held Mexican companies that have participated in CCC since its formation. The total purchase price for the CCC Acquisition (including the exercise price of the option to purchase the DB-15) was $38.2 million. In addition, Global (i) has loaned $23.0 million to CCC to repay $15.0 million of existing indebtedness and for working capital needs and (ii) has provided performance guarantees supporting approximately $50.0 million of CCC's existing indebtedness primarily relating to existing construction projects in progress. Funding for the transaction was provided by working capital and borrowings. The Company's investment in CCC will be accounted for under the equity method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The acquisition of the ownership interest in CCC continues Global's strategy of expanding the Company through selective acquisitions and provides Global with an entry into the offshore construction market in Mexico. Global expects that its ownership interest in CCC will also provide opportunities to utilize some of its existing assets and services in Mexico. The Company's acquisition of the DB-21, located in West Africa, increases Global's construction capabilities in that region.



     On December 11, 1996, Global acquired substantially all of the assets of Divcon International Pty Ltd. and certain affiliated companies (together, "Divcon"), a diving and ROV services company headquartered in Perth, Australia with operations in Australia, Malaysia, Indonesia, Singapore, Brunei and other areas of Southeast Asia (the "Divcon Acquisition"). The assets acquired include three saturation diving systems, a 110(#) utility dive support vessel and other assets related to Divcon's businesses. Global expects to use the Divcon Acquisition as a base to expand operations into Southeast Asia and ultimately enter the marine construction segment of that market. The Divcon Acquisition was not significant from a financial reporting standpoint.

                                 THE OFFERINGS


Common Stock offered:

  U.S. Offering.........................      5,600,000 shares


  International Offering................      1,400,000 shares
                                              ----------------


     Total..............................      7,000,000 shares



Common Stock to be outstanding after the
  Offerings(1)..........................     45,166,003 shares



Use of proceeds.........................     The Company intends to use the net
                                             proceeds from the Offerings to
                                             repay the outstanding balance under
                                             its revolving credit facility, to
                                             fund a portion of the purchase
                                             price of the CCC Acquisition, to
                                             fund planned capital expenditures
                                             and for other general corporate
                                             purposes. At January 6, 1997, the
                                             outstanding balance under the
                                             revolving credit facility was $45.0
                                             million, which was incurred
                                             primarily to fund a portion of the
                                             purchase price of the CCC
                                             Acquisition and the loans to CCC.
                                             The Company intends to use the
                                             remaining net proceeds (i) to fund
                                             completion of the upgrade of the
                                             Hercules ($30.0 million), (ii) to
                                             fund the exercise price of the
                                             option to purchase the DB-15 ($12.0
                                             million), (iii) to repay a
                                             promissory note issued as part of
                                             the purchase price of the CCC
                                             Acquisition ($3.2 million), (iv) to
                                             fund other planned capital
                                             expenditures ($25.0 million), and
                                             (v) for general corporate purposes,
                                             including working capital. See "Use
                                             of Proceeds."



Nasdaq National Market symbol...........     GLBL

---------------


(1) Based upon the number of shares of Common Stock outstanding on December 31, 1996. Does not include 2,315,228 shares issuable upon exercise of outstanding employee stock options.



                                  RISK FACTORS



     In addition to the other information in this Prospectus, prospective purchasers of the Common Stock should carefully consider the matters set forth under "Risk Factors." Prospective purchasers of Common Stock who are not United States citizens should consider particularly the risk factor entitled "Limitation on Foreign Ownership."

--------------------------------------------------------------------------------


           SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION


              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)



                                SIX MONTHS ENDED
                                  SEPTEMBER 30,                                   YEAR ENDED MARCH 31,
                         -------------------------------   ------------------------------------------------------------------
                         PRO FORMA                         PRO FORMA
                          1996(1)    1996(2)      1995      1996(1)       1996        1995      1994(3)    1993(4)    1992(5)
                         ---------   --------    -------   ---------    --------    --------    -------    -------    -------
    INCOME STATEMENT
    DATA:
    Contract revenues... $ 122,763   $122,763    $77,157   $ 148,376    $148,376    $122,704    $80,646    $66,018    $46,302
    Gross profit........    34,137     34,137     24,263      41,015      41,015      38,072     24,227     23,829     13,858
    Equity in net
    earnings (loss) of
    unconsolidated
    affiliate...........    (1,245)                           (5,800)
    Operating income....    26,328     27,573     18,462      22,982      28,782      28,523     15,893     17,054      7,494
    Income before income
    taxes
    and cumulative
    effect of
    accounting change...    25,966     27,326     19,569      24,098      30,128      30,723     16,404     15,063      6,283
    Net income..........    17,835     19,160     12,328      15,033      20,993      19,355     10,735      9,643      4,023
    Net income per
    share(6)............      $.45       $.49       $.32        $.39        $.54        $.53       $.34       $.39       $.17
    Weighted average
    common
    shares
    outstanding(6)......    39,476     39,476     38,348      38,534      38,534      35,935     31,166     24,459     23,477
    OTHER FINANCIAL
    DATA:
    EBITDA(7)...........             $ 36,012    $25,186                $ 41,720    $ 38,714    $21,566    $20,413    $10,649
    Depreciation and
    amortization........                8,233      5,530                  11,422       7,808      4,951      3,761      2,965
    Net cash provided by
    (used
    in) operations......               29,834       (950)                 23,951      32,955     22,225     11,346     10,135
    Capital
    expenditures(8).....               35,479     20,553                  69,282      34,355     18,583     15,948      1,497
    OPERATING DATA:
    Number of barges (at
    end
    of period)(9).......                   14         10                      12          10         10         10          7
    Barge days(10)......                  907        614                   1,150       1,178      1,120        983        643
    Diver days(10)......                8,490      5,419                  10,982      11,840      9,869      7,587      7,768
    Liftboat and dive
    support
    vessel days(10).....                2,672      1,905                   4,076       1,448        693        353        287



                                                                                                     SEPTEMBER 30, 1996
                                                                                               ------------------------------
                                                                                               HISTORICAL     AS ADJUSTED(11)
                                                                                               ----------     ---------------
    BALANCE SHEET DATA:
    Working capital..........................................................................   $ 50,240         $ 120,727
    Net property and equipment...............................................................    158,228           184,228
    Total assets.............................................................................    274,887           399,574
    Long-term debt, less current maturities..................................................     54,962            41,962
    Shareholders' equity.....................................................................    155,805           293,492


---------------


 (1) The pro forma income statement data gives effect to the Company's acquisition of a 49% ownership interest in CCC as if such acquisition had occurred on April 1, 1995. The pro forma income statement data does not purport to be indicative of the Company's results of operations had the acquisition been completed on the date assumed, nor do they purport to project the Company's results of operations for any future period. See "Use of Proceeds" and the Pro Forma Consolidated Financial Statements and Notes thereto included elsewhere herein.



 (2) The results for the six-month period ended September 30, 1996, are not necessarily indicative of the results that may be expected for the entire fiscal year.



 (3) Includes the benefit of adopting SFAS No. 109, Accounting for Income Taxes, effective April 1, 1993, which increased net income for fiscal 1994 by $400,000 ($.01 per share). See Note 4 of the Notes to Consolidated Financial Statements.



 (4) On June 2, 1992, the Company completed the acquisition of the offshore construction assets of Teledyne Movible Offshore, including three derrick barges. The results of operations of these assets are included from the date of acquisition.



 (5) Effective for fiscal 1992, the Company changed its method of depreciating certain marine barges. The cumulative effect of this accounting change for fiscal years prior to 1992 is not material. The change increased net income for fiscal 1992 by $552,000 ($.02 per share).



 (6) Net income per share and weighted average common shares outstanding have been adjusted for all periods to give effect to the two-for-one stock splits effected in the form of a 100% stock dividend on August 28, 1996 and January 24, 1996.



 (7) EBITDA (earnings before interest expense, income taxes, depreciation and amortization and cumulative effect of accounting change) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.



 (8) Capital expenditures represent additions to property, plant and equipment and additions to deferred charges, primarily dry-docking expenditures.



 (9) Includes pipelay, derrick and combination barges owned by the Company, but does not include support vessels or liftboats.



(10) Days offshore performing services, in transit or waiting on inclement weather, while under contract.



(11) Adjusted to give effect to (i) the CCC and Divcon Acquisitions, (ii) the incurrence of indebtedness after September 30, 1996, and (iii) the issuance and sale of the Shares and the application of a portion of the net proceeds therefrom to repay $48.2 million of existing indebtedness. See "Use of Proceeds."


--------------------------------------------------------------------------------

                                  RISK FACTORS

     Prospective purchasers of Common Stock should carefully consider the considerations set forth below, as well as the other information contained in this Prospectus.

FORWARD-LOOKING INFORMATION


     The statements included in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). The words "expect," "believe," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including, but not limited to, industry conditions, prices of crude oil and natural gas, foreign exchange and currency fluctuations and other factors discussed in this Prospectus (including specifically those described below). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.


DEPENDENCE ON ACTIVITY IN THE OIL AND GAS INDUSTRY

     The demand for the Company's construction services depends on the condition of the oil and gas industry, and particularly the capital expenditures of oil and gas companies in the Gulf of Mexico. These capital expenditures are influenced by prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of offshore leases in the United States and overseas, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, and the ability of oil and gas companies to access or to generate capital. In recent years, oil and natural gas prices and the level of offshore drilling and exploration activity have been extremely volatile. A prolonged decline in such activity could have a material adverse effect on the Company's revenues and profitability.

OPERATING RISKS

     Offshore construction involves a high degree of operational risk and is increasingly dependent on large, expensive, special purpose vessels and equipment. Hazards, such as vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions are inherent in offshore operations. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Litigation arising from such an occurrence may result in the Company being named as a defendant in lawsuits asserting large claims. The Company maintains such insurance protection as it deems prudent, including hull insurance on its vessels. There can be no assurance that any such insurance will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. A successful claim for which the Company is not fully insured could have a material adverse effect on the Company. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates that it considers reasonable. See "Business -- Insurance and Litigation."

INTERNATIONAL OPERATIONS


     International operations accounted for approximately 23% and 39% of the Company's contract revenues and operating income, respectively, during fiscal 1996 and approximately 23% and 21%, respectively, during the first six months of fiscal 1997. With the CCC and Divcon Acquisitions and the possible relocation of certain vessels to international markets, the percentage of the Company's contract revenues and operating income that is derived from international operations may increase. The Company's international operations are subject to a number of risks inherent in any business operating in foreign countries, including political, social and economic instability, potential vessel seizure, nationalization of assets, currency restrictions and exchange rate fluctuations, nullification, modification or renegotiation of contracts, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of the Company. Historically, the Company's operations have not been affected materially by such conditions or events, but as the Company's international operations expand, the exposure to these risks will also increase. Additionally, the ability of the Company to compete in international markets may be adversely affected by foreign governmental regulations that favor or require the awarding of contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations applicable to the Company's operations may be enacted in the future. Although it is impossible to predict the nature and the likelihood of any events of these types, if such an event should occur, it could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS AND VESSELS


     As construction activity moves into deeper water in the Gulf of Mexico, construction projects tend to be larger and more complex than shallow water projects. As a result, the Company's revenues and profits are increasingly dependant on a smaller number of contracts with fewer customers and on its large barges, including the Chickasaw and the Hercules. In each of the last three fiscal years, one customer has accounted for 12% or more of the Company's revenues, and the Company has derived an average of 12% of its annual contract revenues from pipeline construction services employing the Chickasaw. While the Company currently insures its vessels, including the Chickasaw and the Hercules, against property loss due to a catastrophic marine disaster, mechanical failure or collision, the loss of the Chickasaw, the Hercules or another of the Company's large barges as a result of such an event, or the loss of a significant customer due to a sustained decline in deepwater pipelay activities, or competitive factors, could result in a substantial loss of revenues, increased costs and other liabilities and could have material adverse effect on the Company's operating performance.


RISKS OF ACQUISITION STRATEGY


     The Company's growth strategy has emphasized the acquisition of other offshore marine construction businesses and assets. There can be no assurance, however, that the Company will be able to continue to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or acquire identified targets. In addition, no assurance can be given that the Company will be successful in integrating acquired businesses into its existing operations, and such integration may result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of Common Stock. Furthermore, there can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making further acquisitions.


PIONEER LITIGATION; VESSEL CONSTRUCTION


     On December 14, 1995, Aker Gulf Marine filed suit against Global in the U.S. District Court, Western District of Louisiana, Lafayette Division, seeking $8.2 million in additional costs believed by it to be owed because of change orders during construction of the Pioneer, and $5.0 million for disruption, acceleration, and delay damages. Global does not believe that Aker Gulf Marine's claims are valid and intends to vigorously defend against them and recover all amounts that it is legally entitled to recover. Global does not believe that the ultimate resolution of the claims will have a material adverse impact on Global's financial statements but the suit did result in delays in completion of the vessel and increased expenditures for completion of the vessel. Under an agreement reached with Aker Gulf Marine, Global has been given clear title to the Pioneer in exchange for a cash payment of $3.2 million and the posting of a $4.5 million bond in favor of Aker Gulf Marine. Such amounts and the release of the vessel are without prejudice to each company's rights to pursue claims against the other in the pending litigation or otherwise. See
"Business -- Insurance and Litigation." Delays in completion of vessels are not uncom-mon and vessel construction involves various other risks including increases in costs due to unforeseen circumstances or changes in governmental regulations and contract disputes with the contractor. To the extent that the Company's strategy relies upon the construction of new vessels and significant modifications of existing vessels, implementation of that strategy will be subject to such risks.

SEASONALITY


     Although the Company continues to expand its international operations, 77% of the Company's contract revenues in fiscal 1996 and the first six months of fiscal 1997 were derived from work performed in the Gulf of Mexico. The offshore construction industry in the Gulf of Mexico is highly seasonal as a result of weather conditions and the timing of capital expenditures by oil and gas companies. Historically, a substantial portion of the Company's services has been performed during the period from June through November. As a result, a disproportionate amount of the Company's contract revenue, gross profit and net income has historically been earned during the second (July through September) and third (October through December) quarters of its fiscal year. Because of seasonality, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters. For example, weighted average contract revenues earned, gross profit and net income contributed during the second and third quarters of each of the past three fiscal years were 60%, 69% and 72%, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CONTRACT BIDDING RISKS

     Due to the nature of the offshore construction industry, substantially all of the Company's projects are performed on a fixed-price basis. The revenue, costs and gross profit realized on a contract will often vary from the estimated amount because of changes in offshore job conditions and variations in labor and equipment productivity from the original estimates. In addition, during the summer construction season, the Company typically bears the risk of delays caused by adverse weather conditions. These variations and the risks inherent in the marine construction industry may result in reduced profitability or losses on projects.


PERCENTAGE-OF-COMPLETION ACCOUNTING



     Most of the Company's contracts are completed within 30 days of being awarded; however, because the Company's contract revenues are recognized on a percentage-of-completion basis, based on the ratio of costs incurred to the total estimated costs at completion, contract revenues and gross profits for a project may be adjusted in subsequent reporting periods from those originally reported in prior periods. To the extent that these adjustments result in a reduction or elimination of previously reported profits, the Company would recognize a charge against current earnings that may be significant depending on the size of the project or the adjustment. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Results of Operations" and the financial statements and notes thereto included elsewhere herein.


DEPENDENCE ON KEY PERSONNEL


     The Company's success depends on the continued active participation of William J. Dore, the Company's founder, Chairman of the Board, President and Chief Executive Officer, and certain of the Company's other officers and key operating personnel. The loss of the services of any one of these persons could have a material adverse effect on the Company. See "Management."


SUBSTANTIAL CONTROL BY PRINCIPAL SHAREHOLDER


     After this offering, William J. Dore, Chairman of the Board, President and Chief Executive Officer, will beneficially own approximately 34% of the outstanding Common Stock (32% if the Underwriters' over-allotment options are exercised in full). As a result, Mr. Dore will be able to exercise substantial influence on the outcome of certain matters requiring a shareholder vote, including the election of directors. This may have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal Shareholders."

COMPETITION


     The Company's business is highly competitive. Offshore construction companies operating in the Gulf of Mexico compete intensely for available projects. Contracts for the Company's services are generally awarded on a competitive bid basis, and while customers may consider, among other things, the availability and capabilities of equipment, and the reputation and experience of the contractor, intense price competition is a primary factor in determining which qualified contractor is awarded the job. As the Company increases the portion of its operations conducted in deeper waters and internationally, it will encounter additional competitors, many of whom have greater experience than the Company in such markets. Several of the Company's competitors and potential competitors are larger and have greater financial and other resources than the Company. In addition, increased activity levels in the Gulf of Mexico may attract additional competitors or equipment to the Gulf of Mexico market. See "Business -- Competition."


REGULATORY AND ENVIRONMENTAL MATTERS

     The Company's vessels and operations are subject to and affected by various types of governmental regulation, including numerous federal, state and local environmental protection laws and regulations, which are becoming increasingly complex, stringent and expensive. Significant fines and penalties may be imposed for non-compliance, and certain environmental laws impose joint and several "strict liability" for remediation of spills and releases of oil and hazardous substances rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. The Company does not believe that compliance with current environmental laws or regulations is likely to have a material adverse effect on the Company's business or financial condition. See "Business Governmental Regulation."

LIMITATION ON FOREIGN OWNERSHIP


     The Company's Articles of Incorporation contain limitations on the percentage of outstanding Common Stock and other classes of voting securities that can be owned by persons who are not United States citizens within the meaning of certain statutes relating to the ownership of United States flagged vessels. At present, applying the statutory requirements, the Articles of Incorporation would prohibit more than 23% of the outstanding Common Stock from being owned by persons other than United States citizens. The restrictions imposed by the Company's Articles of Incorporation may at times preclude United States citizens from transferring their Common Stock to persons other than United States citizens. This may restrict the available market for resale of shares of Common Stock and for the issuance of shares by the Company. See "Business -- Government Regulations" and "Description of Capital
Stock -- Foreign Ownership."

                                  THE COMPANY


     Global provides construction services, including pipeline construction, platform installation and removal, construction support and diving services, to the offshore oil and gas industry in the Gulf of Mexico and select international markets. The Company was organized under the laws of Louisiana in May 1990. The business and operations of the Company are conducted primarily through its subsidiaries and unless the context herein indicates otherwise, all references to the "Company" or "Global" refer to Global Industries, Ltd. and its consolidated subsidiaries. The principal executive offices of the Company are located at 107 Global Circle, Lafayette, Louisiana 70503, and its telephone number at such office is (318) 989-0000.


                                USE OF PROCEEDS


     The proceeds to be received by the Company from the Offerings, after deducting underwriting discounts, commissions and estimated expenses, are estimated to be approximately $138.0 million (based on the last reported sale price of $20.75 per share of the Common Stock on the Nasdaq National Market on January 8, 1997).



     The Company intends to use the net proceeds from the Offerings to repay the outstanding balance under its revolving credit facility with a commercial bank (the "Credit Facility"), to fund a portion of the purchase price of the CCC Acquisition, to fund planned capital expenditures and for other general corporate purposes. At January 6, 1997, the outstanding balance under the Credit Facility was $45.0 million, which was incurred primarily to fund a portion of the purchase price of the CCC Acquisition and the loans to CCC. Borrowings under the Credit Facility bear interest at LIBOR plus 1.25% (6.78% at December 31,
1996) and mature on January 1, 1998. The Company intends to use $70.2 million of net proceeds (i) to fund completion of the upgrade of the Hercules ($30.0 million), (ii) to pay the exercise price of the option to purchase the DB-15 ($12.0 million), (iii) to repay a promissory note issued as part of the purchase price of the CCC Acquisition ($3.2 million), and (iv) to fund other planned capital expenditures ($25.0 million). The remaining net proceeds will be used for general corporate purposes, including working capital. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Marine Vessels and Equipment."



     Until the net proceeds of the Offerings are utilized for the purposes described above, they will be invested in interest bearing bank accounts, U.S. government securities, other investment grade debt securities and short-term investments.



     In the event the Underwriters' over-allotment options are exercised, the Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholder. See "Principal Shareholders."

                                 CAPITALIZATION


     The following table sets forth the cash position, short-term debt and capitalization of the Company as of September 30, 1996, and as adjusted to give effect to (i) the CCC and Divcon Acquisitions, (ii) the incurrence of indebtedness after September 30, 1996, and (iii) the issuance and sale by the Company of the 7,000,000 Shares offered hereby and the application of the net proceeds thereof (based on the last reported sale price of $20.75 per share of the Common Stock on the Nasdaq National Market on January 8, 1997) as described above under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                          SEPTEMBER 30, 1996
                                                                      --------------------------
                                                                                         AS
                                                                      HISTORICAL     ADJUSTED(1)
                                                                      ----------     -----------
                                                                            (IN THOUSANDS)
Cash and escrowed funds.............................................   $  47,829      $ 118,316
                                                                        ========       ========
Current maturities of long-term debt................................   $   2,260      $   2,260
                                                                        ========       ========
Long-term debt, less current maturities.............................   $  54,962      $  41,962
                                                                        --------       --------
Shareholders' equity:
  Preferred Stock, $.01 par value per share, 30,000,000 shares
     authorized, none issued........................................          --             --
  Common Stock, $.01 par value per share, 150,000,000 shares authorized; 38,123,528 shares issued and outstanding;
     45,123,528 shares issued and outstanding, as adjusted..........         381            451
  Additional paid-in capital........................................      59,754        197,371
  Retained earnings.................................................      95,670         95,670
                                                                        --------       --------
          Total shareholders' equity................................     155,805        293,492
                                                                        --------       --------
Total capitalization................................................   $ 210,767      $ 335,454
                                                                        ========       ========


---------------


(1) Total debt outstanding at December 31, 1996 amounted to $105,422,000 including short-term debt of $5,460,000 and long-term debt, less current maturities, of $99,962,000.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "GLBL." The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported by the Nasdaq National Market (adjusted to give retroactive effect for the two-for-one stock split effected August 28, 1996 and the two-for-one stock split effected January 24, 1996.)


                      FISCAL YEAR ENDED MARCH 31,                         HIGH         LOW
------------------------------------------------------------------------ -------     -------
1995
  First quarter......................................................... $ 5.188     $ 4.375
  Second quarter........................................................   5.188       4.563
  Third quarter.........................................................   6.438       5.000
  Fourth quarter........................................................   6.250       5.000
1996
  First quarter.........................................................   6.625       5.375
  Second quarter........................................................   6.813       4.813
  Third quarter.........................................................   7.688       5.625
  Fourth quarter........................................................  10.875       6.875
1997
  First quarter.........................................................  17.000      10.500
  Second quarter........................................................  18.250      12.250
  Third quarter.........................................................  20.250      15.500
  Fourth quarter (through January 8)....................................  20.750      18.500



     On January 8, 1997, the last sale price of the Common Stock as reported by the Nasdaq National Market was $20.750 per share.


                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, for the future operation and growth of its business. Certain of the Company's financing arrangements restrict the payment of cash dividends under certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data as of and for each of the five years in the period ended March 31, 1996, is derived from the consolidated financial statements of the Company, which have been audited by the Company's independent auditors. The selected consolidated financial data as of and for the six-month periods ended September 30, 1996 and 1995 is derived from the unaudited consolidated financial statements of the Company that in the opinion of Global's management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of its financial condition and results of operations as of such dates and for such periods. The results for the six-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal 1997. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                        SIX MONTHS ENDED
                                         SEPTEMBER 30,                          YEAR ENDED MARCH 31,
                                      --------------------    --------------------------------------------------------
                                        1996        1995        1996        1995        1994       1993(1)     1992(2)
                                      --------    --------    --------    --------     -------     -------     -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Contract revenues.................  $122,763    $ 77,157    $148,376    $122,704     $80,646     $66,018     $46,302
  Cost of contract revenues.........    88,626      52,894     107,361      84,632      56,419      42,189      32,444
                                      --------    --------    --------    --------     -------     -------     -------
  Gross profit......................    34,137      24,263      41,015      38,072      24,227      23,829      13,858
  Selling, general and
    administrative expenses.........     6,564       5,801      12,233       9,549       8,334       6,775       6,364
                                      --------    --------    --------    --------     -------     -------     -------
  Operating income..................    27,573      18,462      28,782      28,523      15,893      17,054       7,494
                                      --------    --------    --------    --------     -------     -------     -------
  Other income (expense):
    Interest expense................      (453)        (87)       (170)       (183)       (211)     (1,589)     (1,401)
    Other...........................       206       1,194       1,516       2,383         722        (402)        190
                                      --------    --------    --------    --------     -------     -------     -------
                                          (247)      1,107       1,346       2,200         511      (1,991)     (1,211)
                                      --------    --------    --------    --------     -------     -------     -------
  Income before income taxes and
    cumulative effect of accounting
    change..........................    27,326      19,569      30,128      30,723      16,404      15,063       6,283
  Provision for income taxes........     8,166       7,241       9,135      11,368       6,069       5,420       2,260
                                      --------    --------    --------    --------     -------     -------     -------
  Income before cumulative effect of
    accounting change...............    19,160      12,328      20,993      19,355      10,335       9,643       4,023
  Cumulative effect of accounting
    change for income taxes(3)......        --          --          --          --         400          --          --
                                      --------    --------    --------    --------     -------     -------     -------
  Net income........................  $ 19,160    $ 12,328    $ 20,993    $ 19,355     $10,735     $ 9,643     $ 4,023
                                      =========   =========   =========   =========    ========    ========    ========
  Net income per share(3)(4)........      $.49        $.32        $.54        $.53        $.34        $.39        $.17
                                      =========   =========   =========   =========    ========    ========    ========
  Weighted average common shares
    outstanding(4)..................    39,476      38,348      38,534      35,935      31,166      24,459      23,477
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital...................  $ 50,240    $ 59,973    $ 34,264    $ 54,557     $23,160     $24,372     $ 8,346
  Net property and equipment........   158,228      87,816     126,295      72,605      45,788      32,622      20,046
  Total assets......................   274,887     185,702     202,526     160,228      80,392      62,802      36,164
  Current maturities of long-term
    debt............................     2,260         630       1,048         630         212         212       2,695
  Long-term debt, less current
    maturities......................    54,962      22,086      21,144      22,192       1,970       2,182      10,142
  Shareholders' equity..............   155,805     126,697     135,694     114,061      63,618      52,353      18,147


---------------


(1) On June 2, 1992, the Company completed the acquisition of the offshore construction assets of the Teledyne Movible Offshore, including three derrick barges. The results of operations of these assets are included from the date of acquisition.



(2) Effective for fiscal 1992, the Company changed its method of depreciating certain marine barges. The cumulative effect of this accounting change for fiscal years prior to 1992 is not material. The change increased net income for fiscal 1992 by $552,000 ($.02 per share).



(3) Effective April 1, 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes, resulting in an increase in net income of $.01 per share. See
    Note 4 of Notes to Consolidated Financial Statements.



(4) Net income per share and weighted average common shares outstanding have been adjusted for all periods to give effect to the two-for-one stock splits effected in the form of a 100% stock dividend on August 28, 1996 and January 24, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the Company's financial condition, results of operations, liquidity and capital resources should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the documents incorporated herein by reference.



     Although the Company has been expanding its international operations, 77% of the Company's contract revenues in fiscal 1996 and the first six months of fiscal 1997 were derived from work performed in the Gulf of Mexico. The offshore marine construction industry in the Gulf of Mexico is highly seasonal as a result of weather conditions and the timing of capital expenditures by oil and gas companies. Historically, a substantial portion of the Company's services has been performed during the period from June through November. As a result, a disproportionate portion of the Company's contract revenues, gross profit and net income generally is earned during the second (July through September) and third (October through December) quarters of its fiscal year. Because of seasonality, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters. The following table documents the seasonal nature of the Company's operations by presenting the percentage of annual contract revenues, gross profit and net income contributed during each fiscal quarter for the past three fiscal years and the three year weighted average for such periods.



                                                                  QUARTER ENDED
                                            ---------------------------------------------------------
                                            JUNE 30,     SEPTEMBER 30,     DECEMBER 31,     MARCH 31,
                                            --------     -------------     ------------     ---------
CONTRACT REVENUES:
  Fiscal 1996.............................     21%             31%              22%             26%
  Fiscal 1995.............................     24              35               30              11
  Fiscal 1994.............................     19              37               27              17
  Three year weighted average.............     22              34               26              18
GROSS PROFIT:
  Fiscal 1996.............................     21%             38%              23%             18%
  Fiscal 1995.............................     24              44               30               2
  Fiscal 1994.............................     11              42               34              13
  Three year weighted average.............     20              41               28              11
NET INCOME:
  Fiscal 1996.............................     20%             39%              20%             21%
  Fiscal 1995.............................     22              46               31               1
  Fiscal 1994.............................     10              48               36               6
  Three year weighted average.............     18              44               28              10



     The Company expanded its operations offshore West Africa during the first half of fiscal 1996. Strong demand for the Company's offshore construction services in this market during the fourth quarter of fiscal 1996 resulted in the fourth quarter of fiscal 1996 making a significantly greater contribution to fiscal 1996's contract revenues, gross profit and net income than historically, which had a significant impact on the three year weighted averages shown above.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, statement of operations data expressed as a percentage of contract revenues.

                                                    SIX MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,               FISCAL
                                                  ---------------     -------------------------
                                                  1996      1995      1996      1995      1994
                                                  -----     -----     -----     -----     -----
Contract revenues...............................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of contract revenues.......................  (72.2)    (68.6)    (72.4)    (69.0)    (70.0)
Gross profit....................................   27.8      31.4      27.6      31.0      30.0
Selling, general and administrative expenses....   (5.3)     (7.5)     (8.2)     (7.8)    (10.3)
Interest expense................................   (0.4)     (0.1)     (0.1)     (0.1)     (0.3)
Other income (expense)..........................    0.2       1.6       1.0       1.9       0.9
Income before income taxes......................   22.3      25.4      20.3      25.0      20.3
Provision for income taxes......................   (6.7)     (9.4)     (6.2)     (9.3)     (7.5)
Accounting change benefit.......................     --        --        --        --       0.5
Net income......................................   15.6      16.0      14.1      15.7      13.3


     The Company's results of operations reflect the level of offshore construction activity in the Gulf of Mexico for all periods and in the West Africa market during fiscal 1996 and the first six months of fiscal 1997, and the Company's ability to win jobs through competitive bidding and manage those jobs to successful completion. The level of offshore construction activity is principally determined by three factors: first, the oil and gas industry's ability to economically justify placing discoveries of oil and gas reserves in production; second, the oil and gas industry's need to clear all structures from the lease once the oil and gas reserves have been depleted; and third, weather events.



     During the summer and fall of 1993, natural gas prices firmed and began to improve, a trend that continued into late 1994. This improved business condition stimulated the oil and gas industry to place additional oil and gas reserves in production, thereby increasing the Gulf of Mexico offshore construction activity level during fiscal 1994, which was sustained through fiscal 1995. While natural gas prices weakened during the 1994-95 winter season, largely due to milder than normal weather, a major portion of the price decline had been recovered by May 1995 and prices have continued to improve through the end of 1996.



     In August 1992, Hurricane Andrew passed through the Gulf of Mexico and caused significant damage to many of the offshore structures and pipelines in its path. The Company actively participated in the repair, reconstruction and inspection work resulting from Hurricane Andrew. While most of this work was performed during the months of September, October and November 1992, some projects carried over into the spring of 1993. Offshore construction activity was interrupted by the threat of hurricanes during the 1993 construction season in the Gulf of Mexico, although little or no damage resulted. There were no interruptions attributable to hurricanes during the 1994 construction season in the Gulf of Mexico. While there were numerous interruptions because of hurricanes during the 1995 construction season in the Gulf of Mexico, offshore structures and pipelines experienced only modest damage. Through December 31, 1996, there has been no significant impact to offshore structures and pipelines from hurricanes in the Gulf of Mexico during fiscal 1997.


  First Six Months of Fiscal 1997 Compared to First Six Months of Fiscal 1996


     Contract Revenues. Contract revenues for the first six months of fiscal 1997 of $122.8 million were 59% higher than the $77.2 million reported for the same period a year earlier. The increase in revenue for the six months largely resulted from revenues generated by a full six months of international operations, strong domestic derrick activity, in part due to the availability of the Hercules acquired in late November 1995, improved utilization and dayrates on dive support vessels and liftboats, and the July 1, 1996 Norman Offshore Acquisition, partially offset by lower revenues contributed by the Company's Gulf of Mexico pipelay barge fleet. Barge days employed improved to 907, compared to the 614 days employed in the same period last year. This increase was largely due to the increased number of barge days of the Coastal Division resulting from the Norman Offshore Acquisition on July 1, 1996. Liftboat and dive support vessel days employed of 2,672 were significantly higher than the 1,905 days worked during the same period last year. Diver days employed totaled 8,490 for the six months of fiscal 1996, up from 5,419 a year earlier.



     Depreciation and Amortization. Depreciation and amortization, including amortization of drydocking costs, for the first six months of fiscal 1997 was $8.1 million compared with $5.3 million for the same period in fiscal 1996. The increase was principally attributable to depreciation on the Cheyenne and the Hercules (both of which are depreciated on a units-of-production basis) and higher dry-dock amortization amounts. The Cheyenne first worked in West Africa in August 1995, and the Hercules was acquired in late November 1995.



     Gross Profit. For the first six months of fiscal 1997, the Company had gross profit (the excess of contract revenues over the cost of contract revenues, which includes depreciation and amortization charges) of $34.1 million compared with $24.3 million for the first six months of fiscal 1996. Gross profit as a percent of revenues for the current six-month period was 27.8%, 3.6% below the gross profit percentage earned during the first six months of fiscal 1996 of 31.4%. The decline in the gross profit margin for the six months was primarily due to the lower pipeline installation revenues, lower margins on the Coastal Division's revenues as compared to margins on revenues from the Company's larger and deeper water barges, and the fact that a significant portion of international revenues were from fabrication and procurement which provide lower margins. Gross profit for the current period was further reduced by the effect of a $1.3 million accrual for retirement and incentive compensation expense, as compared to a $0.7 million provision in the same period last year.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the first six months of fiscal 1997 totaled $6.6 million compared with $5.8 million for the same period a year earlier. This increase was principally due to a provision for retirement and incentive compensation plan expense of $1.9 million recorded for the current six-month period compared with $1.0 million for the same period in the prior fiscal year. Of the provisions, $0.6 million in the current six-month period and $0.3 million for the prior period were included in the selling, general, and administrative expenses and $1.3 million and $0.7 million, respectively, were included in cost of contract revenues.

     Other Income (Expense). Interest expense, net of $1.0 million of capitalized interest cost, was $0.5 million in the current six-month period compared to $0.1 million in the same period a year earlier. Other income in the current six-month period of $0.2 million was lower than the $1.2 million reported a year earlier largely because the Company had less funds available for investment.


     Net Income. Net income for the first six months of fiscal 1997 was $19.2 million, up 55% from $12.3 million in the same period a year earlier, while net income per share of $0.49 for the first six months of fiscal 1997 increased 53% from $0.32 for the same period a year earlier as average shares outstanding increased 2.9%. The Company's effective income tax rate for the current period was 30%, compared to 37% for the same period a year earlier, reflecting the benefit of a lower effective tax rate for the Company's international operations.


  Fiscal 1996 Compared to Fiscal 1995

     Contract Revenues. Contract revenues for fiscal 1996 of $148.4 million were 20.9% higher than fiscal 1995 revenues of $122.7 million, as revenues contributed by the expansion of the Company's offshore construction services into West Africa, a full year of operations of the liftboats and turnkey projects more than offset the decline in revenues from Gulf of Mexico pipeline construction activity. Early in fiscal 1996, the Company converted the DB-2 derrick barge into a combination pipelay/derrick barge, now named the Cheyenne, and entered the offshore West Africa construction market. This commitment produced positive results as 146 (or 12.7%) of the 1,150 total barge days worked in fiscal 1996 were offshore West Africa. In the Gulf of Mexico, pipeline construction activity declined from the prior year and competition intensified as additional barges relocated to and competed in this market. As a result, barge days employed in the Gulf of Mexico market declined 14.8%, from 1,178 days in fiscal 1995 to 1,004 days in fiscal 1996. Liftboat and dive support vessel days in fiscal 1996 of 4,076 days were significantly higher than the 1,448 days in fiscal 1995, as a result of the inclusion of a full year of operation of the sixteen liftboats acquired effective December 31, 1994. Diver days declined 7.2%, from 11,840 days in fiscal 1995 to 10,982 days in fiscal 1996.



     Depreciation and Amortization. Depreciation and amortization, including amortization of drydocking costs, for fiscal 1996 was $11.1 million compared to the $7.4 million in fiscal 1995. The increase of 50.0% was principally the result of increased depreciation attributable to capital expenditures to acquire the sixteen liftboats, conversion of the DB-2 into the combination barge Cheyenne, and increased use of the upgraded Chickasaw in the dynamic positioning mode of operation and the converted Sea Lion (previously called Global Diver
210). This increase was partially offset by fewer barge days employed in the Gulf of Mexico.



     Gross Profit. Gross profit for fiscal 1996 of $41.0 million was 7.6% higher than the $38.1 million reported for fiscal 1995. Expressed as a percentage of contract revenues, gross profit in fiscal 1996 of 27.6% was lower than the 31.0% reported in fiscal 1995, largely because of the competitive Gulf of Mexico offshore construction market and the cost burden of building the operating infrastructure to support additions to the operating fleet (the heavy lift barge Hercules in late November 1995, and the combination barge Mohawk and the Pioneer in the second quarter of fiscal 1997).



     Selling, General and Administrative Expenses. While selling, general and administrative expenses for fiscal 1996 of $12.2 million were 28.4% higher than the $9.5 million reported in fiscal 1995, as a percentage of contract revenues such expenses increased only to 8.2% from 7.8%. Most of this increase was attributable to staff additions made to support expanding international operations and scheduled equipment additions to the operating fleet. Fiscal 1996 operating results included a $3.6 million provision relating to the Company's incentive compensation and employee retirement plan compared with a provision in fiscal 1995 of $3.8 million. Of the fiscal 1996 provision, $2.5 million was charged to cost of contract revenues and $1.1 million was included in selling, general and administrative expenses. The fiscal 1995 provision was charged $2.7 million to cost of contract revenues and $1.1 million to selling, general and administrative expenses.



     Other Income (Expense). Interest expense was $0.2 million in both fiscal 1996 and 1995. Other income in fiscal 1996 of $1.5 million was lower than the $2.4 million reported in fiscal 1995 because heavy capital expenditures in fiscal 1996 reduced the surplus funds available for short-term investments, and the prior year included an $0.8 million gain from the sale of non-essential land and buildings at the Port of Iberia, New Iberia, Louisiana.


     Net Income. Net income for fiscal 1996 of $21.0 million was 8.2% higher than the $19.4 million recorded for fiscal 1995, while net income per share of $.54 in fiscal 1996 increased 1.9% from fiscal 1995 net income per share of $.53 as average shares outstanding increased 7.2%. The Company's effective tax rate declined from 37.0% in fiscal 1995 to 30.3% in fiscal 1996 as international earnings were burdened with a lower tax rate than that experienced by the rest of the Company's operations.

  Fiscal 1995 Compared to Fiscal 1994

     Contract Revenues. Contract revenues for fiscal 1995 of $122.7 million were 52.2% higher than fiscal 1994 revenues of $80.6 million, principally due to an acceleration in both the pace and complexity of Gulf of Mexico construction activity. While barge days worked rose only 5.2% to 1,178 days in fiscal 1995, there was a shift in barge days employed toward the larger barges which are capable of handling more complex jobs. The Company was successful in recovering the higher costs, including outside service costs, associated with the more complex jobs. Diver days employed in fiscal 1995 of 11,840 days were 20.0% higher than the 9,869 captured in fiscal 1994.

     Depreciation and Amortization. Depreciation and amortization expenses, including amortization of drydocking costs, were $7.4 million in fiscal 1995 compared to $4.4 million in fiscal 1994, reflecting a 68.2% increase. This increase was largely attributable to increased utilization of the Company's larger barges and the Company's capital expenditure program in fiscal 1994.

     Gross Profit. Gross profit for fiscal 1995 of $38.1 million was 57.1% higher than the $24.2 million reported for fiscal 1994. Expressed as a percentage of contract revenues, gross profit was 31.0% in fiscal 1995 compared to 30.0% in fiscal 1994.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1995 of $9.5 million were 14.6% higher than in fiscal 1994. Most of this increase was attributable to servicing the higher level of business activity including staff hires and the cost of outside support services. Late in fiscal 1995, the Company accelerated the hiring of staff to support future operations including emphasis on international operations. Fiscal 1995 includes a $3.8 million provision relating to the Company's incentive compensation and employee retirement plan. Of this provision $2.7 million was charged to cost of contract revenues and $1.1 million included in selling, general and administrative expenses. In fiscal 1994, selling, general and administrative expenses included the Company's total contribution to the employee retirement plan of $1.0 million.



     Other Income (Expense). Interest expense was $0.2 million in both fiscal 1995 and 1994. Other income in fiscal 1995 of $2.4 million included investment income on available funds and an $0.8 million gain from the sale of non-essential land and buildings at the Port of Iberia, New Iberia, Louisiana, compared with $0.7 million in fiscal 1994, which was principally investment income.



     Net Income. Net income for fiscal 1995 of $19.4 million was 80.3% higher than the $10.7 million recorded for fiscal 1994. The Company's effective tax rate was 37.0% in both fiscal 1995 and 1994, excluding the $0.4 million benefit associated with adopting SFAS No. 109, Accounting for Income Taxes, during fiscal 1994.


LIQUIDITY AND CAPITAL RESOURCES


     The Company's operations generated cash flow of $29.8 million during the first six months of fiscal 1997. Cash from operations, together with $33.0 million provided by financing activities, funded investing activities of $61.9 million. Investing activities consisted principally of capital expenditures, the Norman Offshore Acquisition, dry-docking costs, and the placement of MARAD-guaranteed Title XI bond proceeds in escrow. Funds provided by financing activities principally represent borrowings under the Company's Credit Facility and proceeds from the sale of Title XI bonds. Working capital increased $15.9 million during the first six months of fiscal 1997 from $34.3 million at March 31, 1996, to $50.2 at September 30, 1996.



     Capital expenditures during the first six months of fiscal 1997 included the costs of construction of two liftboats, a launch barge and a cargo barge, and continued construction of the Pioneer. In August 1996, the Company reached an agreement with Aker Gulf Marine, and took possession of the Pioneer. The vessel was relocated to the Company's facility in Amelia, Louisiana where the construction and equipping of the vessel was completed. The Pioneer successfully completed sea trials and began operation in November 1996. Under the terms of the agreement, the Company has received clear title to the Pioneer in exchange for a $3.2 million cash payment and the posting of a $4.5 million bond in favor of Aker Gulf Marine. Such amounts and the release of the vessel are without prejudice to each company's rights to pursue claims against the other in pending litigation or otherwise. See "Business -- Insurance and Litigation." The Company estimates the fully equipped cost of the Pioneer to be $24.0 million. In September 1994, the Company sold $20.9 million of Title XI bonds in connection with financing the cost of constructing and outfitting the Pioneer.



     The Company estimates that the cost to complete capital expenditure projects in progress at December 31, 1996 will be approximately $70.0 million with $47.0 million to be incurred during the balance of fiscal 1997 and the remainder during fiscal 1998. The addition of conventional pipelay capability and dynamic positioning to the Hercules is now scheduled for completion during the summer of 1997 at a cost of completion of approximately $30.0 million, which is in addition to the approximately $25.0 million previously spent.



     Long-term debt outstanding at September 30, 1996, included $42.0 million of Title XI bonds. Included in this amount are $20.3 million of bonds which the Company issued on August 7, 1996 to finance the construction of two liftboats, a launch barge and a cargo barge. The Company's outstanding Title XI bonds mature in 2003, 2005, 2020, and 2022. The bonds carry interest rates of 9.15%, 8.75%, 8.30% and 7.25% per annum, respectively, and require aggregate semi-annual payments of $0.5 million, plus interest, until January 1998 when aggregate semi-annual payments will be $0.9 million. The agreements pursuant to which the Title XI bonds were issued contain certain covenants, including the maintenance of minimum working capital and net worth requirements, which, if not met, result in additional covenants that restrict the operations of the Company and its ability to pay cash dividends. The Company is currently in compliance with these covenants.



     In July 1996, the Company completed the Norman Offshore Acquisition. In addition, the Company completed the CCC and Divcon Acquisitions in December 1996. The purchase price for each of these three transactions was primarily funded by cash generated from operations and borrowings under the Company's Credit Facility.



     The Company's Credit Facility provides for a $75.0 million revolving line of credit with a commercial bank. The Credit Facility allows for a maximum draw at any one time of $50.0 million for general corporate purposes and $40.0 million for construction or renovation of vessels, provided that the aggregate outstanding principal amount shall never exceed $75.0 million. At January 6, 1997, $45.0 million was outstanding under the Credit Facility (all of which had been drawn down during fiscal 1997) and the Company was in compliance with the covenants contained therein. The Company intends to repay the outstanding balance under its Credit Facility with a portion of the net proceeds of the Offerings. The Credit Facility is available until January 1, 1998, at which time the amount then outstanding becomes due and payable. Interest accrues at LIBOR plus 1.25% (6.78% at December 31, 1996) and is payable monthly. Continuing access to the Credit Facility is conditioned upon the Company's remaining in compliance with certain covenants, including the maintenance of certain financial ratios.



     Funds available under the Company's Credit Facility and Title XI bonds, combined with available cash, cash generated from operations, and the net proceeds from the Offerings are expected to be sufficient to fund the Company's operations, scheduled debt retirement and planned capital expenditures for the foreseeable future.


ACCOUNTING MATTERS

     During March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, goodwill and assets to be disposed of. The Company is required to adopt SFAS No. 121 effective for fiscal 1997. Management believes that the implementation of SFAS No. 121 will not have a material impact on the Company's consolidated financial statements.

     During October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123, which the Company is required to adopt effective for fiscal 1997, provides guidance relating to the recognition, measurement and disclosure of stock-based compensation. Management does not expect the new pronouncement to have an impact on the Company's consolidated financial statements since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used for the measurement and recognition of stock-based compensation plans.

                                    BUSINESS

GENERAL


     Global provides construction services, including pipeline construction, platform installation and removal, construction support and diving services, to the offshore oil and gas industry in the Gulf of Mexico and select international markets. Global has a fleet of 47 vessels, including 16 barges that offer various combinations of pipelay, pipebury and derrick capabilities, one SWATH (Small Water Plane Area Twin Hull) vessel, 18 liftboats, seven dive support vessels and five other support vessels. The Company operates the largest fleet of offshore construction vessels in the Gulf of Mexico.



     Global began providing diving services to the offshore oil and gas industry over 20 years ago and through a combination of selective acquisitions, new vessel construction and upgrades has significantly expanded its operations. Prior to becoming a publicly-traded company in February 1993, the Company grew primarily through three major acquisitions: (i) the acquisition of two barges from Sea-Con Services, Inc. in 1987; (ii) the acquisition of three deepwater barges from Santa Fe Offshore Construction Company in 1990; and (iii) the acquisition of three derrick barges from Teledyne Movible Offshore Inc. in 1992. Since becoming a public company in 1993, Global has continued to expand by: (i) installing dynamic positioning and upgrading the Company's reel pipelay barge, the Chickasaw, enabling it to work in water depths up to 6,000 feet; (ii) acquiring 16 liftboats from Halliburton Company; (iii) acquiring the Hercules heavy-lift barge; (iv) reconstructing the derrick barge Cheyenne into a combination pipelay/bury/derrick barge; (v) acquiring the combination barge Mohawk; and (vi) acquiring ROV Technologies, Inc., a leading consulting firm specializing in remote underwater intervention and ROV technology.



     Global has continued to expand during fiscal 1997. In July 1996, the Company completed the Norman Offshore Acquisition, which included two shallow water pipelay vessels. The Norman Offshore Acquisition expanded the shallow water capabilities of Global's Coastal Division, which was formed during fiscal 1996 to focus on the shallow water pipeline installation market. Construction was completed on the SWATH vessel, the Pioneer, in November 1996. This multi-task vessel, which began operations in the Gulf of Mexico during the third quarter of fiscal 1997, will support the Chickasaw on deepwater pipelay projects and will offer subsea completions, saturation diving, abandonment operations, pipeline repairs and other deepwater services currently beyond the capabilities of conventional dive support vessels. In addition, Global has begun an upgrade of its heavy-lift barge, the Hercules. This upgrade, scheduled for completion during the summer of 1997, will include conversion of the vessel to add conventional pipelay capability and dynamic positioning, which will provide Global with the capability to install larger diameter pipe in deeper water.



     During fiscal 1996, the Company expanded internationally when it began work offshore in West Africa. The Company has established an office in Lagos, Nigeria and an operations base in Tema, Ghana and has completed several projects using the Company's combination barge, the Cheyenne. Activity in West Africa accounted for approximately 23% and 39% of the Company's contract revenues and operating income, respectively, in fiscal 1996 and approximately 23% and 21%, respectively, during the first six months of fiscal 1997.



     Through the combination of these acquisitions, internal growth and international expansion, the Company has increased its contract revenues from $46.3 million in fiscal 1992 to $148.4 million in fiscal 1996 while improving its net income from $4.0 million to $21.0 million over the same period.


     Global's business strategy is to:

     - Increase its share of the offshore construction market in the Gulf of Mexico, particularly the deepwater segment, by expanding the use of its large and diverse fleet, exploiting its proprietary welding and pipelaying technology, and capitalizing on the strength of its highly trained and experienced personnel.

     - Enhance its profitability by increasing fleet utilization, particularly through more technologically sophisticated, higher margin projects such as those available in the deepwater Gulf of Mexico.

     - Capitalize on its recent expansion into select international markets in order to further diversify its earnings and partially offset the seasonality of its operations in the Gulf of Mexico.

     - Strengthen its competitive advantage through the use of state-of-the-art equipment and a broadened range of services designed to meet changing customer needs.

RECENT DEVELOPMENTS


     On December 23, 1996, Global completed the CCC Acquisition which included a 49% ownership interest in CCC, a leading provider of offshore construction services in Mexico, as well as the DB-21, a 400-foot combination pipelay derrick barge, a crawler crane, a saturation diving system and approximately 21 acres of land located adjacent to Global's facility in New Iberia, Louisiana. Global also acquired an option to purchase for $12.0 million the DB-15, a 400-foot combination pipelay derrick barge currently chartered to CCC. The remaining 51% interest in CCC has been retained by a group of affiliated privately-held Mexican companies that have participated in CCC since its formation. The total purchase price for the CCC Acquisition (including the exercise price of the option to purchase the DB-15) was $38.2 million. In addition, Global (i) has loaned $23.0 million to CCC to repay $15.0 million of existing indebtedness and for working capital needs and (ii) has provided performance guarantees supporting approximately $50.0 million of CCC's existing indebtedness primarily relating to existing construction projects in progress. Although the Company holds a 49% interest in CCC, the control mechanisms contained in the contractual arrangements between Global and the other owners of CCC require the Company's consent for all material decisions and establish a relationship that is essentially a 50/50 joint venture. Funding for the transaction was provided by working capital and borrowings. The Company's investment in CCC will be accounted for under the equity method. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The acquisition of the ownership interest in CCC continues Global's strategy of expanding the Company through selective acquisitions and provides Global with an entry into the offshore construction market in Mexico. Global expects that its ownership in CCC will also provide opportunities to utilize some of its existing assets and services in Mexico. The Company's acquisition of the DB-21, located in West Africa, increases Global's construction capabilities in that region.



     On December 11, 1996, Global completed the Divcon Acquisition which included three saturation diving systems, a 110' utility dive support vessel and other assets related to Divcon's businesses in Australia, Malaysia, Indonesia, Singapore, Brunei and other areas of Southeast Asia. Global expects to use the Divcon Acquisition as a base to expand its operations into Southeast Asia and ultimately enter the marine construction segment of this market. The Divcon Acquisition was not significant from a financial reporting standpoint.


DESCRIPTION OF OPERATIONS

  Offshore Marine Construction Services

     The Company is equipped to provide offshore construction services over the full life of an oil and gas property, from installation of platforms and pipelines, through inspection and repairs, and ultimately to abandonment and site restoration.


     The Company categorizes offshore marine construction projects into three classes: ultra-deep water (over 1,000 feet of water), deepwater (200 feet to 1,000 feet) and shallow water. In recent years the Company has generally focused on projects in deepwater, which require larger barges with greater lifting capacity, more sophisticated technology and experienced personnel, and generally provide greater operating margins than shallow water projects. With nine barges in the Gulf of Mexico that are capable of operating in deepwater or ultra-deep water, the Company believes it has more deepwater capacity in this market than any of its competitors. Capital expenditure programs for fiscal 1996, 1995 and 1994 have included investments to develop the Company's ability to compete in water depths over 1,000 feet.

  Pipeline Services

     The Company has laid pipelines with a diameter of up to 24 inches and has installed smaller diameter pipelines in water depths up to 2,040 feet. The Company recently has been awarded a contract to install a 3-inch pipeline at water depths up to 5,400 feet. The Company installed approximately 240 miles of pipe of various sizes in various water depths in fiscal 1996, including 34 miles offshore West Africa.

     The Company is capable of installing pipe by either the conventional or the reel method of pipelaying. With the conventional method, 40-foot segments of pipe are welded together, coated and tested on the deck of the pipelay barge. Each segment is then connected to the prior segment and is submerged in the water as the barge is moved forward 40 feet by its anchor winches or tug boats. The process is then repeated. Using the conventional pipelay method, the Company's barges can install approximately 200 feet per hour of small diameter pipe in shallow water under good weather conditions. Larger diameter pipe, deeper water and less favorable weather conditions all reduce the speed of pipeline installation.


     With the reel method, the Company performs the welding, testing and coating onshore, and then spools the pipe onto a pipe reel in one continuous length. Once the reel barge is in position, the pipe is unspooled onto the ocean floor as the barge is moved forward. The Company's dedicated reel pipelay barge, the Chickasaw, is capable of spooling as much as 45 miles of 4.5-inch pipe or 3.8 miles of 12.75-inch pipe in one continuous length. Concrete coated pipe cannot be installed using the reel method. Global has successfully operated the Chickasaw since 1987. The Company believes that its reel method pipelay capability often provides it with a competitive advantage because of its faster installation rates and reduced labor expense when compared to the conventional pipelay method. The Chickasaw can install small diameter pipe in shallow water at rates averaging 2,000 feet per hour. The Chickasaw's faster lay rate is even more significant during the winter months, when pipelay operations must be suspended frequently because of adverse weather conditions. The Chickasaw's faster installation rate allows much more progress, or even completion of a project, during periods of calm weather resulting in fewer costly weather delays. The reel method reduces labor costs by permitting much of the welding, x-raying, coating and testing to be accomplished onshore, where labor costs are generally lower than comparable labor costs offshore. This method also enables the Company to perform a substantial portion of its work onshore, a safer and more stable work environment.



     To expand the Company's pipelay capabilities to water depths of up to 6,000 feet, the Chickasaw was upgraded in March and April 1994 at a cost of approximately $9.0 million by adding dynamic positioning equipment, increasing pipe tension capacity and installing a new pipelay stinger designed to place the pipeline into a near vertical position as it is reeled off the barge, which is required for ultra-deep water pipelaying. With this upgrade, the Chickasaw is now capable of laying up to 10-inch diameter pipe in water depths up to 3,000 feet and up to 4-inch diameter pipe in water depths up to 6,000 feet. The Company laid approximately 92 miles of pipe while operating the dynamic positioning system in deepwater during fiscal 1996. In April and May of 1995, the Chickasaw successfully laid pipelines to a subsea development in 2,040 feet of water.



     In late November 1995 the Company acquired the Hercules, a 400-foot barge with a 2,000 ton crane capable of performing revolving lifts up to approximately 1,600 tons, for $10.9 million. The Company has done extensive design work to upgrade the Hercules to a combination heavy lift and deepwater pipelay vessel. The upgrade is planned in two phases. Phase I, expected to be completed during the summer of 1997, will include adding dynamic positioning and conventional pipelay capability for pipe diameters up to 42 inches. Phase II will further expand the Hercules' capabilities to allow pipelay by the reel method in water depths up to 8,000 feet. Current engineering indicates that the Hercules will be able to spool as much as 75 miles of 6-inch pipe or 10 miles of 18-inch pipe.


     In addition to its pipelay services, the Company believes that it has the equipment and expertise necessary for its customers to comply with regulations of the United States Department of Interior's Minerals Management Service ("MMS") that require all offshore oil and gas pipelines greater than 8.75 inches in diameter located in water depths of 200 feet or less to be buried three feet below the sea floor. Regulations also require that these pipelines be periodically inspected, repaired and, if necessary, reburied. Inspection requires extensive diving services, and rebury requires either hand-jetting by divers or use of one of the Company's large jet sleds and a bury barge.

  Derrick Services


     All 16 of the Company's barges are equipped with cranes designed to lift and place platforms, structures or equipment into position for installation. In addition, they can be used to disassemble and remove platforms and prepare them for salvage or refurbishment. With the addition of the Hercules in fiscal 1996, the Company increased its lift capacity to 2,000 tons and recently performed a 1,900 ton lift with the Hercules. The Company expects demand for abandonment services to increase as more platforms are removed from the Gulf of Mexico due to MMS regulations relating to the abandonment of wells and removal of platforms.



     In May 1995, Global and Halliburton Energy Services formed an alliance to offer a total package of abandonment services to oil and gas operators in the Gulf of Mexico. The alliance, named Total Abandonment Services, performs all facets of the abandonment process, including engineering, project management, wellbore plug and abandonment, structure removal and site clearance.


  Diving Services


     Demand for diving services covers the full life of an offshore oil and gas property, including supporting exploration and drilling, installing pipelines for production and transportation, periodic inspection, repair and maintenance of fixed platforms and pipelines and, ultimately, structure removal and site clearance. The Company's pipelay and derrick operations create large captive demand for deepwater diving services, for which divers are more highly compensated, and enables the Company to attract and retain qualified and experienced divers. In fiscal 1996, approximately 50% of the Company's diving services were performed for subsidiaries of the Company, compared to 55% in fiscal 1995. The decline in the captive diving percentage for fiscal 1996 can be attributed largely to the decline in domestic pipeline activity as compared to fiscal 1995.


     The MMS requires that all offshore structures have extensive and detailed inspections for corrosion, metal thickness and structural damage every five years. As the age of the offshore infrastructure increases, the Company anticipates that demand for inspections and repairs will increase. MMS regulations require platforms to be removed promptly once production ceases and that the site be restored to meet stringent standards.


     For diving projects involving long-duration deepwater and ultra-deep dives to 1,500 feet, the Company uses saturation diving systems that maintain an environment for the divers at the subsea water pressure at which they are working until the job is completed. Saturation diving permits divers to make repeated dives without decompressing, which reduces the time necessary to complete the job and reduces the divers' exposure to the risks associated with frequent decompression. Two of the Company's largest saturation diving systems (including one that was reconditioned during fiscal 1996 for the Pioneer) are capable of maintaining an environment simulating subsea water pressures to 1,500 feet. The Company has recorded the deepest wet working dive in the Gulf of Mexico at 1,075 feet.


     The Company believes that it has been a leader in the development of many underwater welding techniques and that it has more qualified diver/welders in the Gulf of Mexico than any of its competitors. Welded repairs are made by two methods, dry hyperbaric welding and wet welding. In dry hyperbaric welding, a customized, watertight enclosure is engineered and fabricated to fit the specific requirements of the structural joint or pipeline requiring repairs. The enclosure is lowered into the water, attached to the structure and then the water is evacuated, allowing divers to enter the chamber and perform dry welding repairs. Wet welding is accomplished while divers are in the water, using specialized welding rods. Wet welding is less costly because it eliminates the need to construct an expensive, customized, single-use enclosure, but historically often resulted in repairs of unacceptable quality. The Company believes it has been a leader in improving wet welding techniques and it has satisfied the technical specifications for customers' wet welded repairs in water depths to 325 feet. The Company's Research and Development

Center is an important part of a research and development consortium led by the Company and the Colorado School of Mines that conducts research on underwater welding techniques for major offshore oil and gas operators. The Research and Development Center includes a hyperbaric facility capable of simulating wet or dry welding environments for water depths of up to 1,200 feet, where the specific water depths are simulated so that the welds can be performed on various metals and tested to assure compliance with the customer's technical specifications.

     The Company provides diving services to nuclear power plants, which include inspecting and repairing underwater equipment either during plant turnarounds or while the plants are operating. While revenues to date from such services have not been significant, the Company believes its opportunities in this market are expanding as nuclear power plants age and require more frequent repair.

  Liftboats


     Effective December 31, 1994, the Company acquired sixteen liftboats from a division of the Halliburton Company. Liftboats, also called "jackup boats," are self-propelled, self-elevating work platforms complete with legs, cranes and living accommodations. Once on location, a liftboat hydraulically lowers its legs until they are seated on the ocean floor and then "jacks up" until the work platform is elevated above the wave action. Once positioned and elevated, the stability, open deck area, crane capacity and relatively low cost of operation makes liftboats ideal work platforms for a wide range of offshore support services in water depths up to 180 feet. In addition, the capability to reposition on location, or to move to another location within a short time adds to their versatility. While the Company continues to time charter the liftboats to the offshore service industry, it is making progress in integrating the use of liftboats into its pipeline construction and repair, platform installation, inspection, maintenance and removal, and diving services. The Company began construction on two new liftboats during fiscal 1996, one of which was delivered and placed into operation during the third quarter of fiscal 1997. The other liftboat is expected to be delivered and placed into operation in the fourth quarter of fiscal 1997.


  Other Related Services


     In November 1995 Global acquired ROV Technologies, Inc., a leading consulting firm specializing in remote underwater intervention and ROV technology. ROV technology is essential to operations in water depths exceeding 1,500 feet, the limit for divers and associated saturation systems. ROV technology is also used to support subsea production systems, a growing alternative to fixed and floating platforms. ROV Technologies provides outside consulting services to Global's customers and supports various internal engineering requirements, including design and project management for the ROV system for the Pioneer.



INTERNATIONAL MARKETS



     During fiscal 1996, the Company expanded internationally when it began work offshore West Africa. The Company has established an office in Lagos, Nigeria and an operations base in Tema, Ghana. Global has now completed several projects in West Africa using the Company's combination barge, the Cheyene. Activity in West Africa accounted for approximately 23% and 39% of contract revenues and operating income, respectively, in fiscal 1996 and approximately 23% and 21%, respectively, during the first six months of fiscal 1997.



     In December 1996 Global significantly expanded its international operations with the CCC and Divcon Acquisitions. CCC, in which Global acquired a 49% ownership interest, is a leading provider of offshore construction services in Mexico. The acquisition of the ownership interest in CCC continues Global's strategy of expanding the Company through selective acquisitions and provides Global with an entry into the offshore construction market in Mexico. Global expects that its ownership in CCC will also provide opportunities to utilize some of its existing assets and services in Mexico. In addition, acquisition of the DB-21, a 400-foot combination pipelay derrick barge which is located in West Africa, as part of the CCC Acquisition, increased Global's construction capabilities in that region. As a result of the Divcon

Acquisition, Global now has operations in Australia, Malaysia, Indonesia, Singapore, Brunei and other areas of Southeast Asia. Global expects to use the Divcon Acquisition as a base to expand its operations into Southeast Asia and ultimately enter the marine construction segment of that market.


MARINE VESSELS AND EQUIPMENT


     The Company owns a fleet of 16 construction barges, one SWATH vessel, seven dive support vessels, five other support vessels and 18 liftboats. Fourteen of the Company's construction barges are designed to perform more than one type of construction project, which enables these barges to sustain a higher utilization rate. The following tables describe the marine vessels of the Company.



                                                                               PIPELAY
                                                                          ------------------
                                                                DERRICK   MAXIMUM    MAXIMUM
                                                                MAXIMUM     PIPE      WATER    CALENDAR    LIVING
                                                       LENGTH    LIFT     DIAMETER    DEPTH      YEAR     QUARTERS
                                    VESSEL TYPE        (FEET)   (TONS)    (INCHES)   (FEET)    ACQUIRED   CAPACITY
                               ----------------------  ------   -------   --------   -------   --------   --------
CONSTRUCTION BARGES:
  Hercules(1)................  Derrick                   400     2,000         --        --      1995        191
  Cheyenne(2)................  Pipelay/bury/derrick      350       800      36.00     1,500      1992        190
  DB-3.......................  Derrick                   350       800         --        --      1992        100
  Cherokee...................  Pipelay/derrick           350       925      36.00     1,500      1990        183
  Mohawk(3)..................  Pipelay/bury/derrick      320       600      48.00       700      1996        200
  Chickasaw..................  Pipelay reel/derrick      275       160      12.75     6,000      1990         70
  Delta I(4).................  Pipelay/bury/derrick      270        25      14.00       200      1996         70
  Tonkawa....................  Derrick/bury              250       175         --       400      1990         73
  Sea Constructor............  Pipelay/bury/derrick      250       200      24.00       400      1987         75
  Navajo(5)..................  Pipelay/derrick           240       150      10.00       600      1992        129
  G/P 37.....................  Pipelay/bury/derrick      188       140      16.00       300      1981         58
  Pipeliner V(4).............  Pipelay/bury/derrick      180        25      14.00       200      1996         60
  DB-15(6)...................  Pipelay/derrick           400       860      48.00     1,500      1996        272
  DB-21(7)...................  Pipelay/derrick           400     1,000      48.00     1,500      1996        223
  Sara Maria(8)..............  Derrick/accommodation     350       550         --        --      1996        100
  G/P 35.....................  Pipelay/bury/derrick      164       100      16.00       200      1978         46
  MAD II.....................  Pipelay/bury/derrick      135        45      22.00        50      1975         33
SWATH VESSEL:
  Pioneer....................  Multi-task                200        50         --        --      1996         57
SUPPORT VESSELS:
  Sea Lion...................  Dive support              210        40         --        --      1993         44
  Sea Wolf...................  Dive support              185        15         --        --      1991         30
  Sea Fox....................  Dive support              185        25         --        --      1995         36
  Sea Leopard................  Dive support              122         7         --        --      1993         23
  Joe Thornton...............  Dive support              122        --         --        --      1994         23
  Sea Cat....................  Dive support              111         7         --        --      1989         20
  Oceaner I..................  Dive support              110        --         --        --      1996         20
  MV Christopher.............  Crew/supply               110        --         --        --      1991          4
  El Ingeniero(8)............  Supply                    185        --         --        --      1996         28
  El Ingeniero II(8).........  Supply                    201        --         --        --      1996         36
  CB-3.......................  Deck barge                240        --         --        --      1992         --
  CB-5.......................  Deck barge                240        --         --        --      1992         --
  CB-6.......................  Deck barge                300        --         --        --      1996         --
  Launch barge...............  Launch barge              400        --         --        --       (9)         --
  Atlas del Mar(8)...........  Launch barge              300        --         --        --      1996         --

                                                                                    MAXIMUM
                                                                          MAXIMUM    WATER                LIVING
                                                                           LIFT      DEPTH      YEAR     QUARTERS
                                                            VESSEL TYPE   (TONS)    (FEET)    ACQUIRED   CAPACITY
                                                            -----------   -------   -------   --------   --------
LIFTBOATS:
  Cobia...................................................  Class 105..      15        70       1994        12
  Barracuda...............................................  Class 105..      15        70       1994        14
  Dolphin.................................................  Class 105..      25        70       1994        21
  Herring.................................................  Class 105..      25        70       1994        21
  Marlin..................................................  Class 105..      15        70       1994        21
  Tarpon..................................................  Class 105..      25        70       1994        21
  Carp....................................................  Class 105..      15        70       1994        22
  Grouper.................................................  Class 120..      25        80       1994        21
  Gar.....................................................  Class 120..      25        80       1994        22
  Stingray................................................  Class 130..      35        90       1994        22
  Starfish................................................  Class 140..      35       100       1994        24
  Manta Ray...............................................  Class 150..      70       100       1994        32
  Seabass.................................................  Class 150..      35       100       1994        32
  Bonita..................................................  Class 152..      30       117       1994        25
  Amberjack...............................................  Class 205..      55       140       1994        38
  Wahoo...................................................  Class 215..      70       150       1994        35
  Kingfish................................................  Class 229..     100       180       (10)        38
  Man-O-War...............................................  Class 229..     100       180       1996        38


---------------


 (1) Currently being equipped for conventional pipelay. Completion scheduled for the summer of 1997.



 (2) Equipped for pipelay/bury in fiscal 1996, located offshore West Africa.



 (3) Reconditioned in fiscal 1996.



 (4) Acquired as part of the Norman Offshore Acquisition in July 1996.



 (5) Equipped for pipelay in fiscal 1996.



 (6) In the CCC Acquisition, Global acquired an option to purchase this vessel at any time prior to March 15, 1997. The DB-15 is currently chartered to CCC in which Global owns a 49% interest.



 (7) Acquired in the CCC Acquisition. Located in West Africa.



 (8) Owned and operated by CCC.



 (9) Under construction. Delivery expected first quarter of fiscal 1998.



(10) Under construction. Delivery expected fourth quarter of fiscal 1997.



     The Company owns all of its barges and vessels except as disclosed in the table above. Of the barges and vessels owned by the Company, nine are subject to ship mortgages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Under governmental regulations, the Company's insurance policies and certain of the Company's financing arrangements, the Company is required to maintain its barges and vessels in accordance with standards of seaworthiness and safety set by government regulations or vessel classification organizations.



     In the normal course of its operations, the Company also leases or charters other vessels, such as tugboats, cargo barges, utility boats and dive support vessels.


CUSTOMERS

     The Company's customers are primarily oil and gas producers and pipeline companies operating in the Gulf of Mexico and offshore the west coast of Africa. During fiscal 1996, the Company provided offshore marine construction services to approximately 145 customers. The Company's revenues are not dependent on any one customer. Its largest single customer in any of the three fiscal years ended March 31, 1996, accounted for 15% of contract revenues. The level of construction services required by any particular customer depends on the size of that customer's capital expenditure budget devoted to construction plans in a particular year. Consequently, customers that account for a significant portion of contract revenues in one fiscal year may represent an immaterial portion of contract revenues in subsequent fiscal years. The Company's contracts are typically of short duration, being completed in one to five months.

COMPETITION


     The offshore marine construction industry is highly competitive. Contracts for work in the Gulf of Mexico are typically awarded on a competitive bid basis with customers usually requesting bids on projects one to three months prior to commencement. However, for projects in water depths greater than 1,000 feet, particularly subsea development projects and "turnkey" projects (in which the Company is responsible for the project from engineering through hook-up), the elapsed time from bid request to commencement of work may exceed one year. The Company's professional marketing staff contacts offshore operators known to have projects scheduled to insure that the Company has an opportunity to bid for the projects. Most contracts are awarded on a fixed-price basis, but the Company also performs work on a cost-plus or day-rate basis, or on a combination of such bases. During fiscal 1995, the Company successfully bid two turnkey projects which were completed during fiscal 1996. Also during fiscal 1996 the Company commenced four turnkey projects offshore West Africa, which included fabrication and installation of platforms and pipelines. The Company attempts to minimize unexpected costs by excluding from its contract price the costs of unexpected difficulties and the costs of weather related delays during the winter months.


     Competition for work in the Gulf of Mexico historically has been based on the location and type of equipment available, the ability to deploy such equipment, the quality of service, safety and price. In recent years, price has been the most important factor in obtaining contracts; however, the ability to deploy improved equipment and technology, to attract and retain skilled personnel, and to demonstrate a good safety record have also been important competitive factors.


     Competition for deepwater and ultra-deep water projects in the Gulf of Mexico is limited primarily to the Company and two competitors, J. Ray McDermott, S.A., a product of the merger in early 1995 of McDermott International, Inc. and Offshore Pipelines, Inc., and Subsea International, Inc., a subsidiary of Dresser Industries. Occasionally international competitors, including Allseas Marine Contractors S.A., HeereMac Offshore Installation Contractors, a joint venture of HeereMac and J. Ray McDermott, S.A., and European Marine Contractors Ltd., a joint venture of Saipem and Brown and Root, enter and compete in the Gulf of Mexico market for a period of time. The Company's competitors for shallow water projects include many small companies, some operating only one barge, who often compete solely on the basis of price.


     Competition for diving projects in the Gulf of Mexico usually involves the Company, six main competitors and a number of smaller competitors. To compete more effectively, the Company has carefully developed its reputation as a quality diving contractor and has taken a leading role in developing industry-wide diving safety standards.


     Competition in the West African offshore construction market is limited primarily to two competitors, McDermott/ETPM West and SAIBOS. McDermott/ETPM is a joint venture between the French contractor, ETPM, and the U.S. based J. Ray McDermott, S.A. SAIBOS is a joint venture between the French contractor, Bouygues, and the Italian company, Saipem. Smaller, shallow water and inland swamp and marsh projects may also attract additional West African based competitors, and the very large projects may attract, North Sea and worldwide competitors.


BACKLOG


     As of December 31, 1996, the Company's backlog supported by written agreements amounted to approximately $30.0 million, compared to the Company's backlog at December 31, 1995 of $76.0 million. Management expects all of its backlog to be performed within twelve months. As the Company's focus moves into deeper waters and into international markets, where projects tend to have longer lead time and result in earlier awards, its backlog may increase. The Company does not consider its backlog amounts to be a reliable indicator of future revenues because, most of the Company's projects are awarded and performed within a relatively short period of time.

FACILITIES


     The Company's corporate headquarters are located in Lafayette, Louisiana, in an office building of approximately 27,800 square feet owned by the Company. In addition, the Company has a training facility of approximately 4,000 square feet on approximately 25 acres of land just south of Lafayette, which is leased through December 1998 from Mr. William J. Dore, Chairman of the Board of Directors of the Company. The lease also includes an office building of approximately 10,000 square feet and a storage facility of approximately 7,000 square feet.



     The Company leases approximately 65 acres of land on the Houma Navigational Channel near Houma, Louisiana, which includes a private, bulkheaded canal capable of docking the Company's barges and vessels and allows the barges and vessels direct access to the Gulf of Mexico. The Houma property serves as the headquarters for the Company's pipeline construction services and includes a facility for welding, coating, testing and handling of 1,700-foot lengths of pipe for spooling onto the Chickasaw. The pipe assembly area includes a series of weld stations housed in metal buildings and concrete pipe racks with hydraulic lifts for stacking the assembled 1,700-foot lengths of pipe. The Houma property also includes facilities for fabricating specialized components for offshore installation, warehouses and related buildings, equipment staging and pipe storage areas, and an office for engineering, management and administrative personnel. The lease for this facility expires in 2002 and the Company has a purchase option on the property.


     The Company also leases approximately 32 acres in Amelia, Louisiana, which serves as the headquarters for the Company's derrick operations. The facility has bulkheaded water frontage for the Company's derrick barges. The lease for this facility expires in April 1999.


     The Company's diving, special services and transportation operations are headquartered on approximately 15 acres at the Port of Iberia, near New Iberia, Louisiana, owned by the Company. This facility has bulkheaded water frontage and provides direct access to the Gulf of Mexico for the Company's dive support vessels. Additional bulkheads, work shops, storage space and offices were added during fiscal 1996 to this facility which provides direct access to the Gulf of Mexico for the Company's liftboat and dive support vessels. The New Iberia location includes the Company's Research and Development Center, which houses a hyperbaric welding facility and a conference and training facility. The Company has recently acquired, as part of the CCC Acquisition, 21 acres in New Iberia adjacent to Global's existing facility.


     The Company owns a combination office building (6,700 square feet) and warehouse (18,050 square feet) in Houston, Texas, which has been leased to others during 1996.


     The Company also leases offices (18,844 square feet) in Houston, Texas, for engineering, estimating, business development, marketing and legal staff, in New Orleans, Louisiana, for marketing, project management and ROV Technologies and in Lagos, Nigeria and Tema, Ghana, for its West African operations. The Company leases facilities in western Australia and Singapore which will be used in conjunction with assets acquired in the Divcon Acquisition.



     The Company recently signed an agreement to acquire a 600-acre waterfront site near Sulphur, Louisiana, for a potential future pipebase, for $6.1 million.


GOVERNMENT REGULATION


     Many aspects of the offshore marine construction industry are subject to extensive governmental regulation. The Company's United States operations are subject to the jurisdiction of the United States Coast Guard, the National Transportation Safety Board and the Customs Service, as well as private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards, and the Customs Service is authorized to inspect vessels at will.

     The Company is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations. The kinds of permits, licenses and certificates required in the operations of the Company depend upon a number of factors. The Company believes that it has obtained or can obtain all permits, licenses and certificates necessary to the conduct of its business.

     In addition, the Company depends on the demand for its services from the oil and gas industry and, therefore, the Company's business is affected by laws and regulations, as well as changing taxes and policies relating to the oil and gas industry generally. In particular, the exploration and development of oil and gas properties located on the Outer Continental Shelf of the United States is regulated primarily by the MMS.

     The operations of the Company are affected by numerous federal, state and local laws and regulations relating to protection of the environment, including the Outer Continental Shelf Lands Act, the Federal Water Pollution Control Act of 1972 and the Oil Pollution Act of 1990. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and compliance is becoming increasingly difficult and expensive. However, the Company does not believe that compliance with current environmental laws and regulations is likely to have a material adverse effect on the Company's business or financial condition. Certain environmental laws provide for "strict liability" for remediation of spills and releases of hazardous substances and some provide liability for damages to natural resources or threats to public health and safety. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. The Company's compliance with these laws and regulations has entailed certain changes in operating procedures and approximately $100,000 in expenditures in fiscal 1996. It is possible that changes in the environmental laws and enforcement policies thereunder, or claims for damages to persons, property, natural resources or the environment could result in substantial costs and liabilities to the Company. The Company's insurance policies provide liability coverage for sudden and accidental occurrences of pollution and/or clean-up and containment of the foregoing in amounts that the Company believes are comparable to policy limits carried by others in the offshore construction industry.

     Because the Company engages in certain activities that may constitute "coastwise trade" within the meaning of federal maritime regulations, it is also subject to regulation by MARAD, Coast Guard and Customs Services. Under these regulations, only vessels owned by United States citizens that are built and registered under the laws of the United States may engage in "coastwise trade." Furthermore, the foregoing citizenship requirements must be met in order for the Company to continue to qualify for financing guaranteed by MARAD, which currently exists with respect to certain of its vessels. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Certain provisions of the Company's Articles of Incorporation are intended to aid in compliance with the foregoing requirements regarding ownership by persons other than United States citizens.

INSURANCE AND LITIGATION

     The Company's operations are subject to the inherent risks of offshore marine activity, including accidents resulting in the loss of life or property, environmental mishaps, mechanical failures and collisions. The Company insures against these risks at levels consistent with industry standards. The Company believes its insurance should protect it against, among other things, the cost of replacing the total or constructive total loss of its vessels. The Company also carries workers' compensation, maritime employer's liability, general liability and other insurance customary in its business. All insurance is carried at levels of coverage and deductibles that the Company considers financially prudent.

     The Company's services are provided in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in the Company being named a defendant in lawsuits asserting large claims. To date, the Company has only been involved in one such catastrophic occurrence when a platform owned by a customer exploded while the Company was doing underwater construction work. The settlements related to the accident totaled more than $23.0 million, but the Company's uninsured expenditure on the settlements was insignificant. Although there can be no assurance that the amount of insurance carried by Global is sufficient to protect it fully in all events, management believes that its insurance protection is adequate for the Company's business operations. A successful liability claim for which the Company is underinsured or uninsured could have a material adverse effect on the Company.


     The Company is involved in various routine legal proceedings primarily involving claims for personal injury under the General Maritime Laws of the United States and the Jones Act as a result of alleged negligence. The Company believes that the outcome of all such proceedings, even if determined adversely, would not have a material adverse effect on its business or financial statements.



     On December 14, 1995, Aker Gulf Marine filed suit against Global in the U.S. District Court for the Western District of Louisiana seeking $8.2 million in additional costs believed by it to be owed because of change orders during construction of the Pioneer, and $5.0 million for disruption, acceleration, and delay damages. Global does not believe that Aker Gulf Marine's claims are valid and intends to vigorously defend against them, intends to recover all amounts which it is legally entitled to recover and does not believe that the ultimate resolution of the claims will have a material adverse impact on Global's financial statements. Under an agreement reached with Aker Gulf Marine, Global took possession of the Pioneer on August, 1996 and moved it to Global's facility in Amelia, Louisiana where construction and equipping of the vessel was completed. Sea trials were successfully completed in November, 1996 and the vessel is currently deployed in the Gulf of Mexico. Under the terms of the agreement, Global has been given clear title to the Pioneer in exchange for a cash payment of $3.2 million and the posting of a $4.5 million bond in favor of Aker Gulf Marine. Such amounts and the release of the vessel are without prejudice to each company's rights to pursue claims against the other in the pending litigation or otherwise.


PATENTS


     The Company owns or is the licensee of a number of patents in the United States and Great Britain. The Company relies on a combination of patents and trade secrets to protect its proprietary technologies. In the 1987 acquisition of Sea-Con Services, Inc.'s pipelaying assets, the Company acquired the patents to certain pipe burying technology and an exclusive license to certain wet welding technology. Patents under which the Company is a non-exclusive licensee protect certain features of the Chickasaw, and the Company's portable reels. The licenses continue until the expiration of the underlying patents, which will occur at various times to 2005, with most expiring in 1998 or later. As part of the Norman Offshore Acquisition, the Company acquired patents to certain pipe burying technology. In addition, the Company has developed certain proprietary underwater welding techniques and materials.


     The Company believes that its technical knowledge and experience, reputation and customer relationships are more important to its competitive position than its patents and licenses. The Company's business is not materially dependent on any one or more of its licenses or patents, although the loss of license or patent protection for the Company's reel barge, its seaplow or the pipeburying technology acquired in the Norman Offshore Acquisition could have a material adverse effect on the Company's competitive position.

EMPLOYEES

     The Company's work force varies based on the Company's workload at any particular time. As of November 30, 1996, the Company had approximately 1,108 employees. During fiscal 1996, the number of Company employees ranged from a low of 769 to a high of 853. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory. In addition, many workers are hired on a contract basis and are available to the Company on short notice.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of the date of this Prospectus about the executive officers and directors of the Company. Directors are elected annually and hold office until their successors have been elected and qualified. Executive officers of the Company are elected by, and serve at the discretion of, the Board of Directors.


                   NAME                      AGE                    POSITION
-------------------------------------------  ---   -------------------------------------------
William J. Dore............................  53    Chairman of the Board of Directors,
                                                   President and Chief Executive Officer
James J. Dore..............................  42    Vice President, Diving and Special Services
Michael J. McCann..........................  49    Vice President, Administration
Lawrence C. McClure........................  41    Vice President, Offshore Construction
Andrew L. Michel...........................  54    Vice President, Deepwater Technology
Michael J. Pollock.........................  50    Vice President, Chief Financial Officer and
                                                     Director
James C. Day(*)............................  53    Director
Edward P. Djerejian(*).....................  57    Director
Myron J. Moreau(*).........................  62    Director


---------------

(*) Member of the Audit Committee and the Compensation Committee of the Board of Directors.


     Mr. William J. Dore, the Company's founder, has been Chairman of the Board of Directors, President and Chief Executive Officer since 1973. Mr. Dore has over twenty-five years of experience in the diving and marine construction industry and is a past President of the Association of Diving Contractors. Mr. Dore received an M.Ed. degree from McNeese State in 1966. Mr. Dore is currently a member of the executive committee of the Board of Directors of the National Ocean Industries Association.



     Mr. James J. Dore, with over 15 years of service with the Company, was named Vice President, Marketing in March 1993. For the four years prior to March 1993, he had held a number of manager positions with responsibility for marketing, contracts and estimating, and diving operations. Mr. Dore was named Vice President, Special Services in November 1994 and Vice President, Diving and Special Services in February 1996. James J. Dore is the brother of William J. Dore.



     Mr. McCann joined the Company as Vice President, Administration in July 1996. Mr. McCann was employed by Subsea International, Inc. from 1978 to 1996, most recently as Chief Financial Officer. He is a Certified Public Accountant and received a Masters degree in Business Administration from Loyola University.


     Mr. McClure joined the Company in January 1989 as Assistant Operations Manager and was promoted to Manager of Estimating and Engineering in February 1992. In February 1995 he was named Vice President, Estimating and Engineering. Mr. McClure was named Vice President, Offshore Construction, in February 1996. Mr. McClure has over sixteen years of experience in the offshore construction business.

     Mr. Michel joined the Company as Vice President, Deepwater Technology in December 1995 in connection with the Company's acquisition of ROV Technologies, Inc. Mr. Michel founded ROV Technologies in 1986 and served as its only President until the Company acquired ROV Technologies, Inc. in November, 1995. Mr. Michel has 30 years of experience in underwater electronics and remote intervention services.

     Mr. Pollock was named Vice President, Chief Financial Officer and Treasurer in April 1996. He joined the Company in 1990 as Treasurer and Chief Financial Officer and was named Vice President, Chief Administrative Officer and a Director in December 1992. From 1982 until September 1990, Mr. Pollock practiced public accounting. Mr. Pollock is a Certified Public Accountant and has twenty-seven years of experience in the accounting and auditing field including eight years as a practicing CPA.

     Mr. Day joined the Board of Directors of the Company in February 1993. He has been Chairman of the Board of Directors of Noble Drilling Corporation, a Houston, Texas based offshore drilling contractor, since October 1992, and has been President and Chief Executive Officer of Noble Drilling since January 1984. Mr. Day has held executive positions with the International Association of Drilling Contractors, the National Ocean Industries Association, and the Independent Petroleum Association of America. Mr. Day received a B.S. degree in Business Administration from Phillips University. In addition to being a director of Noble Drilling Corporation, Mr. Day is a director of Noble Affiliates, Inc.

     Mr. Djerejian joined the Board of Directors of the Company in February 1996. Since August 1994, Mr. Djerejian has been the director of the James A. Baker III Institute of Public Policy at Rice University. A former United States Ambassador, he was nominated by President Clinton to serve as U.S. Ambassador to Israel in 1993. During his more than thirty years in the United States Foreign Service, he has served as deputy chief of the U.S. mission to the Kingdom of Jordan, as U.S. Ambassador to the Syrian Arab Republic, and as Assistant Secretary of State for Near Eastern Affairs under Presidents Bush and Clinton. Mr. Djerejian received the Department of State's Distinguished Service Award in 1993 and the President's Distinguished Service Award in 1994. He is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Company.

     Mr. Moreau joined the Board of Directors of the Company in February 1993. He is retired from Chevron U.S.A. Inc., where he had been employed for 31 years. From 1990 until 1992, Mr. Moreau was General Manager of Support Services for Chevron's Gulf of Mexico Production Business Unit, and from 1988 until 1990, he was Division Manager at Chevron in Lafayette, Louisiana. Prior to 1988, he held various domestic and foreign assignments with Chevron, including assignments in the United Kingdom and Indonesia. Mr. Moreau received a degree in Chemical Engineering from the University of Southwestern Louisiana in 1959.

                             PRINCIPAL SHAREHOLDERS


     The table below sets forth the ownership of the Company's Common Stock, as of December 31, 1996, by (i) each of the Company's directors, (ii) all directors and executive officers of the Company as a group and (iii) each person known by the Company to own beneficially 5% or more of the outstanding Common Stock. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.



                                           BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                                             BEFORE OFFERING                 AFTER OFFERING(2)
                                        --------------------------       --------------------------
               NAME(1)                    SHARES        PERCENTAGE         SHARES        PERCENTAGE
--------------------------------------  -----------     ----------       -----------     ----------
William J. Dore(3)....................   15,438,498        40.5%          15,438,498        34.2%
Michael J. Pollock(4).................       71,454        *                  71,454        *
James C. Day..........................        5,772        *                   5,772        *
Myron J. Moreau.......................        5,772        *                   5,772        *
Edward P. Djerejian...................          634        *                     634        *
All directors and executive officers
  as a group (9 persons)(3)(4)........   15,622,042        40.9%          15,622,042        34.6%


---------------

 *  Represents less than 1%


(1) See "Management" for a description of such person's position or relationship with the Company. Mr. Dore's address is 107 Global Circle, Lafayette, Louisiana 70503.



(2) Assumes no exercise of the Underwriters' overallotment option for 1,050,000 shares all of which will be provided by William J. Dore. If the Underwriters' over-allotment option is exercised in full, Mr. Dore will beneficially own 14,388,498 shares (31.9% of the outstanding shares) after the offering.



(3) Includes 315,000 shares owned by Mr. Dore's spouse and 519,194 shares held by the Company's Retirement Plan of which Mr. Dore acts as Trustee. Mr. Dore disclaims beneficial ownership of all of such shares except for the 106,652 shares held by the Retirement Plan and allocated to his account.



(4) Includes shares issued pursuant to restricted stock awards granted to Mr. Pollock -- 7,060; and all directors and officers as a group -- 24,140; shares allocated to such persons retirement account in the Retirement Plan as follows: Mr. Pollock -- 562; and all executive officers as a group -- 519,194 and the shares issuable upon exercise of stock options exercisable within 60 days as follows: Mr. Pollock -- 59,200; and all directors and executive officers as a group -- 106,780.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock currently consists of 30,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), and 150,000,000 shares of Common Stock, $.01 par value per share. As of December 31, 1996, 38,166,003 shares of Common Stock were issued and outstanding held by approximately 419 holders of record and no shares of Preferred Stock were issued and outstanding.


COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of the shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. For information regarding registration rights with respect to certain holders of Common Stock, see " Registration Rights" below. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

     Holders of Common Stock have an equal and ratable right to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor and only after payment of, or provision for, full dividends (on a cumulative basis if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provisions for any sinking or purchase funds for any series of Preferred Stock. The Company does not intend to pay any cash dividends and certain of the Company's financing arrangements restrict the payment of cash dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PREFERRED STOCK

     The Preferred Stock may be issued, from time to time, in one or more series, and the Board of Directors, without approval of the shareholders, is authorized to amend the Articles of Incorporation to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The Board of Directors, without obtaining shareholder approval, may issue shares of the Preferred Stock with voting or conversion rights that could adversely affect the voting power of the holders of Common Stock. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock.

FOREIGN OWNERSHIP


     The Company's Articles of Incorporation contain provisions that limit foreign ownership of the Company's capital stock to protect the Company's ability to register its vessels under federal law and operate its vessels in United States coastwise trade. To enjoy the benefits of United States registry, United States coastwise trade and MARAD-guaranteed financing, the Company must maintain United States citizenship as defined in the Shipping Act of 1916, as amended (the "Shipping Act"), and the regulations thereunder. Under these regulations, to remain a United States citizen qualified to engage in coastwise trade, the Company's president or chief executive officer and chairman of the board of directors must be United States citizens, and a majority of a quorum of its board of directors must be United States citizens. Further, at least 75% of the ownership and voting power of the Company's capital stock must be held by United States citizens, as defined in the Shipping Act and the regulations thereunder.

     The Company's Articles of Incorporation provide that (i) any transfer, or attempted or purported transfer, of any shares of capital stock which would result in the ownership or control by one or more persons who is not a United States citizen for purposes of United States coastwise domestic shipping (as defined in the Shipping Act) of an aggregate percentage of the shares of the Company's capital stock or voting power in excess of a fixed percentage (the "Permitted Percentage"), which is equal to 2% less than the percentage that would prevent the Company from being a United States citizen for purposes of engaging in United States coastwise domestic shipping (currently 25%), will, until such ownership no longer exceeds the Permitted Percentage, be void and ineffective as against the Company, and (ii) if at any time ownership of capital stock or voting power (either of record or beneficial) by persons other than United States citizens exceeds the Permitted Percentage, the Company may withhold payment of dividends on and may suspend the voting rights of such shares deemed to be in excess of the Permitted Percentage.

     Certificates representing the Common Stock bear legends concerning the restrictions on ownership by persons other than United States citizens. In addition, the Board of Directors is authorized by the bylaws (i) to require, as a condition precedent to the transfer of shares on the records of the Company, representations and other proof as to the identity of existing or prospective shareholders and (ii) to establish and maintain a dual stock certificate system under which different forms of certificates may be used to indicate whether the owner thereof is a United States citizen.

CERTAIN ANTI-TAKEOVER AND OTHER PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation of the Company limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company and its shareholders for monetary damages for breaches of fiduciary duties to the fullest extent permitted by Louisiana law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability resulting from (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 92D of the Business Corporation Law of the State of Louisiana or
(iv) any transaction from which the director derived an improper personal benefit.

     The Articles of Incorporation provide that no action may be taken by shareholders except at an annual or special meeting. The Bylaws provide that, unless otherwise provided in the Articles of Incorporation, special meetings of shareholders can only be called by the Chairman of the Board, the President or by a majority of the Board of Directors or the Executive Committee thereof, if any.

     The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders' meetings. Notice of shareholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which such matters are to be acted upon or directors are to be elected. To be timely, such notice must be received at the principal executive offices of the Company (i) with respect to shareholder proposals to be presented and elections to be held at the annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of such special meeting is first mailed to shareholders or public disclosure of the date of such special meeting is made, whichever occurs first. Notice to the Company from a shareholder who intends to present a proposal or to nominate a person for election as a director must contain certain information about the shareholder giving such notice and, in the case of director nominations, all information that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected). If the presiding officer of the meeting determines that a shareholder's proposal or nomination is not made in accordance with the procedures set forth in the Bylaws, such proposal or nomination, at the direction of such presiding officer, may be disregarded. The notice requirement for shareholder proposals contained in the Company's Bylaws does not restrict a shareholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended.

     As permitted by Louisiana law, the Company's Articles of Incorporation expressly authorize the Board of Directors, when considering a tender offer, exchange offer, merger or consolidation, to consider, among other factors, the social and economic effects of the proposals on the Company, its subsidiaries and their respective employees, customers, creditors and communities.

     The provisions of the Company's Articles of Incorporation and Bylaws summarized in the preceding paragraphs may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in the payment of a premium over the market price for the shares held by such shareholder.

REGISTRATION RIGHTS


     Pursuant to a registration rights agreement with the Company, William J. Dore, who beneficially owns approximately 15,438,498 shares of Common Stock (14,388,498 shares if the Underwriters' over-allotment options are exercised in full), has been granted certain "demand" and "piggyback" rights requiring the Company to register at the Company's expense, subject to certain limitations, any and all shares held by him. The registration rights agreement entitles Mr. Dore to two "demand" registrations, which in each case must be for shares with a proposed aggregate offering price of at least $5.0 million, and unlimited "piggyback" registrations. Mr. Dore is exercising "piggyback" rights with respect to the shares of Common Stock offered by him pursuant to the option granted to the Underwriters to cover over-allotments.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the U.S. Underwriting Agreement among the Company and Salomon Brothers Inc, Howard, Weil, Labouisse, Friedrichs Incorporated, Raymond James & Associates, Inc. and Schroder Wertheim & Co. Incorporated, as representatives of the several U.S. Underwriters (the "U.S. Representatives"), the Company has agreed to sell to the entities named below (the "Underwriters") and each of the U.S. Underwriters has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below.



                                                                                   NUMBER
                                 UNDERWRITERS                                    OF SHARES
------------------------------------------------------------------------------  ------------
Salomon Brothers Inc..........................................................
Howard, Weil, Labouisse, Friedrichs Incorporated..............................
Raymond James & Associates, Inc...............................................
Schroder Wertheim & Co. Incorporated..........................................
                                                                                ------------
          Total...............................................................     5,600,000
                                                                                ============



     In the U.S. Underwriting Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by a U.S. Underwriter, the U.S. Underwriting Agreement provides that, in certain circumstances, the purchase commitments of nondefaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.



     The Company has been advised by the U.S. Representatives that the several U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of
$          per share. The U.S. Underwriters may allow, and such dealers may
reallow, a discount not in excess of $          per share to certain other
dealers. After the initial offering, the price to public and such concessions may be changed.



     The Company has entered into an International Underwriting Agreement with the International Underwriters named therein, for whom Salomon Brothers International Limited, Howard, Weil, Labouisse, Friedrichs Incorporated, Raymond James & Associates, Inc. and J. Henry Schroder & Co. Limited are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 1,400,000 shares of Common Stock outside of the United States and Canada.



     The initial public offering price and underwriting discount per share for the U.S. Offering and the International Offering will be identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering.



     Each U.S. Underwriter has severally agreed that, as part of the distribution of the U.S. Offering, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the International Offering, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus related to the International Offering to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national citizen or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch or a person other than a United States or Canadian Person.



     Each U.S. Underwriter that will offer or sell shares of Common Stock in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made.



     Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.



     William J. Dore has granted to the U.S. Underwriters and the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 840,000 and 210,000 additional shares of Common Stock, respectively, at the same price per share as the initial shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters. The U.S. Underwriters and the International Underwriters may exercise such options only to cover over-allotments in the sale of the shares of Common Stock that the U.S. Underwriters or the International Underwriters, as the case may be, have agreed to purchase. To the extent that the U.S. Underwriters and the international Underwriters exercise such options, each of the U.S. Underwriters or the International Underwriters, as the case may be, will have a firm commitment, subject to certain conditions, to purchase the number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.



     The Company and William J. Dore have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior consent of Salomon Brothers Inc, except pursuant to the Underwriting Agreements or, in the case of the Company, pursuant to employee benefit plans.



     No action has been taken or will be taken in any jurisdiction by the Company or the U.S. Underwriters that would permit a public offering of the shares offered hereby in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this Prospectus are required by the Company and the U.S. Underwriters to inform themselves about and to observe any restrictions as to the offering of the Shares offered hereby and the distribution of this Prospectus.



     The U.S. Underwriting Agreement provides that the Company and William J. Dore will indemnify the U.S. Underwriters against certain liabilities, including under the Securities Act, or contribute to payments that the U.S. Underwriters may be required to make in respect thereof.



     In connection with this offering, certain U.S. Underwriters and selling group members who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of offers or sales of the Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS


     The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Shareholder by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Common Stock will be passed upon for the Underwriters by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                    EXPERTS


     The consolidated financial statements of the Company as of March 31, 1996 and 1995 and for each of the three years in the period ended March 31, 1996, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing and incorporated by reference herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended June 30, 1996 and 1995, and September 30, 1996 and 1995, included or incorporated by reference in this Prospectus, Deloitte & Touche LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports related to the interim financial information included or incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.


                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a registration statement (herein together with all amendments thereto referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all the information contained in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits thereto, which may be inspected at the Commission's offices without charge or copies of which may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act, can be inspected and copied at the public reference facilities of the Commission at the Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies thereof can also be obtained by written request addressed to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). In addition, such reports, proxy and information statements and other informa-tion concerning the Company are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended March 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996 and September 30, 1996 and (iii) the description of the Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on February 10, 1993.

     Each document fled by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Office of the Secretary, Global Industries, Ltd., 107 Global Circle, Lafayette, Louisiana 70503, telephone (318) 989-000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
  Pro Forma Consolidated Balance Sheet as of September 30, 1996.......................   F-2
  Pro Forma Consolidated Statement of Operations for the Fiscal Year ended
     March 31, 1996...................................................................   F-3
  Pro Forma Consolidated Statement of Operations for the Six Months ended
     September 30, 1996...............................................................   F-4
  Notes to Pro Forma Consolidated Financial Statements................................   F-5
ANNUAL FINANCIAL STATEMENTS:
  Independent Auditors' Report........................................................   F-7
  Consolidated Balance Sheets as of March 31, 1996 and 1995...........................   F-8
  Consolidated Statements of Operations for the Fiscal Years ended March 31, 1996,
     1995 and 1994....................................................................   F-9
  Consolidated Statements of Shareholders' Equity for the Fiscal Years ended March 31,
     1996, 1995 and 1994..............................................................  F-10
  Consolidated Statements of Cash Flows for the Fiscal Years ended March 31, 1996,
     1995 and 1994....................................................................  F-11
  Notes to Consolidated Financial Statements..........................................  F-12
INTERIM FINANCIAL STATEMENTS (UNAUDITED):
  Consolidated Balance Sheets as of September 30, 1996 and March 31, 1996.............  F-22
  Consolidated Statements of Operations for the Six Months Ended September 30, 1996
     and 1995.........................................................................  F-23
  Consolidated Statements of Cash Flows for the Six Months Ended September 30, 1996
     and 1995.........................................................................  F-24
  Notes to Consolidated Financial Statements..........................................  F-25

                            GLOBAL INDUSTRIES, LTD.



                      PRO FORMA CONSOLIDATED BALANCE SHEET


                               SEPTEMBER 30, 1996


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



                                                                              PRO FORMA
                                                                     ---------------------------
                                                       HISTORICAL    ADJUSTMENTS       COMBINED
                                                       ---------     --------          ---------
                       ASSETS
CURRENT ASSETS:
  Cash...............................................  $   6,337                       $   6,337
  Escrowed funds, bond proceeds......................     32,302                          32,302
  Receivables........................................     54,782                          54,782
  Prepaid expenses and other.........................      3,041                           3,041
                                                       ---------                       ---------
       Total current assets..........................     96,462                          96,462
                                                       ---------                       ---------
ESCROWED FUNDS, Bond Proceeds........................      9,190                           9,190
PROPERTY AND EQUIPMENT, net..........................    158,228                         158,228
OTHER ASSETS:
  Deferred charges, net..............................      8,007                           8,007
  Investment in and advances to unconsolidated
     affiliate.......................................         --     $ (3,845)(a)(b)      19,155
                                                                       23,000(a)
  Other..............................................      3,000                           3,000
                                                       ---------                       ---------
       Total other assets............................     11,007                          30,162
                                                       ---------                       ---------
       TOTAL.........................................  $ 274,887                       $ 294,042
                                                       =========                       =========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt.................  $   2,260                       $   2,260
  Accounts payable...................................     28,938                          28,938
  Accrued liabilities................................      7,312          240(c)           7,552
  Accrued profit-sharing.............................      4,875                           4,875
  Insurance payable..................................      2,837                           2,837
                                                       ---------                       ---------
       Total current liabilities.....................     46,222                          46,462
                                                       ---------                       ---------
LONG-TERM DEBT.......................................     54,962       23,000(a)          81,162
                                                       ---------                       ---------
                                                                        3,200(a)
DEFERRED INCOME TAXES................................     17,898                          17,898
                                                       ---------                       ---------
SHAREHOLDERS' EQUITY:
  Preferred stock....................................         --
  Common stock, issued and outstanding, 38,123,528
     shares..........................................        381                             381
  Additional paid-in capital.........................     59,754                          59,754
  Retained earnings..................................     95,670       (7,285)            88,385
                                                       ---------                       ---------
       Total shareholders' equity....................    155,805                         148,520
                                                       ---------                       ---------
       TOTAL.........................................  $ 274,887                       $ 294,042
                                                       =========                       =========



           See notes to pro forma consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.



                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                           YEAR ENDED MARCH 31, 1996


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                                               PRO FORMA
                                                                      ---------------------------
                                                     HISTORICAL       ADJUSTMENTS      COMBINED
                                                    ------------      --------       ------------
Contract revenues................................   $    148,376                     $    148,376
Cost of contract revenues........................        107,361                          107,361
                                                    ------------                     ------------
Gross profit.....................................         41,015                           41,015
Equity in net earnings (loss) of unconsolidated
  affiliate......................................             --      $ (5,800)(b)         (5,800)
Selling, general and administrative expenses.....         12,233                           12,233
                                                    ------------                     ------------
Operating income.................................         28,782                           22,982
                                                    ------------                     ------------
Other income (expense):
  Interest expense...............................           (170)         (230)(c)           (400)
  Other..........................................          1,516                            1,516
                                                    ------------                     ------------
                                                           1,346                            1,116
                                                    ------------                     ------------
Income before income taxes.......................         30,128                           24,098
Provision for income taxes.......................          9,135           (70)(c)          9,065
                                                    ------------                     ------------
Net income.......................................   $     20,993                     $     15,033
                                                    ============                     ============
Weighted average common shares outstanding.......         38,534                           38,534
                                                    ============                     ============
Net income per share.............................   $        .54                     $        .39
                                                    ============                     ============



           See notes to pro forma consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.



                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                      SIX MONTHS ENDED SEPTEMBER 30, 1996


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                                               PRO FORMA
                                                                      ---------------------------
                                                     HISTORICAL       ADJUSTMENTS      COMBINED
                                                    ------------      --------       ------------
Contract revenues................................   $    122,763                     $    122,763
Cost of contract revenues........................         88,626                           88,626
                                                    ------------                     ------------
Gross profit.....................................         34,137                           34,137
Equity in net earnings (loss) of unconsolidated
  affiliate......................................             --      $ (1,245)(b)         (1,245)
Selling, general and administrative expenses.....          6,564                            6,564
                                                    ------------                     ------------
Operating income.................................         27,573                           26,328
                                                    ------------                     ------------
Other income (expense):
  Interest expense...............................           (453)         (115)(c)           (568)
  Other..........................................            206                              206
                                                    ------------                     ------------
                                                            (247)                            (362)
                                                    ------------                     ------------
Income before income taxes.......................         27,326                           25,966
Provision for income taxes.......................          8,166           (35)(c)          8,131
                                                    ------------                     ------------
Net income.......................................   $     19,160                     $     17,835
                                                    ============                     ============
Weighted average common shares outstanding.......         39,476                           39,476
                                                    ============                     ============
Net income per share.............................   $        .49                     $        .45
                                                    ============                     ============



           See notes to pro forma consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.



        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



1. BASIS OF PRESENTATION



     On December 23, 1996, Global acquired from a subsidiary of J. Ray McDermott, S.A. a 49% ownership interest in CCC Fabricaciones y Construcciones, S.A. de C.V. ("CCC"), a leading provider of offshore construction services in Mexico, as well as the DB-21, a 400-foot combination pipelay derrick barge, a crawler crane, a saturation diving system and approximately 21 acres of land located adjacent to Global's facility in New Iberia, Louisiana (the "CCC Acquisition"). Global also acquired from a subsidiary of J. Ray McDermott, S.A. an option to purchase for $12.0 million the DB-15, a 400-foot combination pipelay derrick barge currently chartered to CCC. The total purchase price for the CCC Acquisition (including the exercise price of the option to purchase the DB-15) was $38.2 million. The total purchase price includes $3.2 million attributable to the 49% ownership interest in CCC which was financed with a promissory note from the seller due March 15, 1997, with an interest rate of approximately 8.0%. In addition, the Company (i) has loaned $23.0 million to CCC to repay $15.0 million of existing indebtedness and for working capital needs and (ii) has provided performance guarantees supporting approximately $50.0 million of CCC's existing indebtedness primarily relating to existing construction projects in progress. The Company's 49% investment in CCC will be accounted for under the equity method.



     The acquisition of the 49% ownership interest in CCC was accounted for as a business combination in accordance with APB 16. The accompanying pro forma consolidated financial statements for the year ended March 31, 1996 and as of and for the six months ended September 30, 1996 are based on the historical consolidated financial statements of the Company for the periods presented, adjusted to give effect to (1) the Company's acquisition of the 49% ownership interest in CCC as of April 1, 1995 using the equity method of accounting and the financing thereof and (2) the drawdown of $23.0 million under the Company's revolving credit facility to fund advances to CCC which bear interest at an annual rate approximating the rate prescribed in the revolving credit facility. The accompanying pro forma consolidated financial statements are not necessarily indicative of the results of operations or financial position that might have been realized if this acquisition had occurred on the assumed date or the results of operations or financial position to be realized in the future. These pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.



2. PRO FORMA ADJUSTMENTS



     Pro forma entries necessary to adjust the historical consolidated financial statements follow:



          (a) To record the acquisition of the 49% ownership interest in CCC for $3.2 million, the advances to CCC and the related borrowings.



          (b) To record the Company's 49% share of the net loss of CCC (based on the historical financial statements of CCC for the year ended December 31, 1995 and the six months ended June 30, 1996) under the equity method of accounting ($5,570,000 and $1,130,000, respectively), adjusted to reflect amortization (based on the straight-line method over ten years) of the excess purchase price over the underlying book value of net assets acquired ($230,000 and $115,000, respectively).



          (c) To record interest expense, net of interest income, and the related income tax effect, based on an effective tax rate of 30%.

                            GLOBAL INDUSTRIES, LTD.



NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



3. INVESTMENT IN UNCONSOLIDATED AFFILIATE



     Following is a summary of the financial position of CCC as of June 30, 1996 and its results of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 (in thousands):



                                                                             JUNE 30,
                                                                               1996
                                                                             --------
        Current assets....................................................   $ 86,811
        Fixed assets, net.................................................      8,491
                                                                             --------
               Total......................................................   $ 95,302
                                                                             ========
        Current liabilities...............................................   $ 76,732
        Long-term debt....................................................     20,204
        Shareholders' deficit.............................................     (1,634)
                                                                             --------
               Total......................................................   $ 95,302
                                                                             ========



                                                               YEAR             SIX
                                                               ENDED          MONTHS
                                                             DECEMBER          ENDED
                                                                31,          JUNE 30,
                                                               1995            1996
                                                             ---------       ---------
        Revenues...........................................  $ 109,852       $  50,039
        Gross profit.......................................     17,634           7,138
        Administrative expenses............................     10,134           5,109
        Foreign exchange gains (loss), net.................    (21,333)           (346)
        Interest expense, net..............................      8,073           3,122
        Other income (expense), net........................     10,758            (787)
        Net income (loss)..................................    (11,367)         (2,306)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Global Industries, Ltd.

     We have audited the accompanying consolidated balance sheets of Global Industries, Ltd. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Global Industries, Ltd. and subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1994.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana

May 31, 1996, except as to Notes 1 and 7 as to

  which the date is August 7, 1996

                            GLOBAL INDUSTRIES, LTD.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                             MARCH 31,
                                                                       ---------------------
                                                                         1996         1995
                                                                       --------     --------
CURRENT ASSETS:
  Cash...............................................................  $  5,430     $  3,564
  Short-term investments.............................................        --       45,840
  Escrowed funds, Pioneer (Note 1)...................................    16,189        4,567
  Receivables........................................................    39,610       12,531
  Prepaid expenses and other.........................................     3,825        1,058
                                                                       --------     --------
          Total current assets.......................................    65,054       67,560
                                                                       --------     --------
ESCROWED FUNDS, Pioneer (Note 1).....................................     4,768       16,888
PROPERTY AND EQUIPMENT, net (Notes 2, 3 and 6).......................   126,295       72,605
OTHER ASSETS:
  Deferred charges, net (Note 1).....................................     5,453        1,334
  Other..............................................................       956        1,841
                                                                       --------     --------
          Total other assets.........................................     6,409        3,175
                                                                       --------     --------
          TOTAL......................................................  $202,526     $160,228
                                                                       ========     ========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 3)......................  $  1,048     $    630
  Accounts payable...................................................    19,364        4,670
  Accrued liabilities................................................     4,020        3,077
  Accrued profit-sharing (Note 5)....................................     3,465        2,712
  Insurance payable..................................................     2,893        1,914
                                                                       --------     --------
          Total current liabilities..................................    30,790       13,003
                                                                       --------     --------
LONG-TERM DEBT (Note 3)..............................................    21,144       22,192
                                                                       --------     --------
DEFERRED INCOME TAXES (Note 4).......................................    14,898       10,972
                                                                       --------     --------
COMMITMENTS AND CONTINGENCIES (Note 6)
SHAREHOLDERS' EQUITY (Note 7):
  Preferred stock....................................................        --           --
  Common stock, issued and outstanding, 37,872,078 shares in 1996 and
     37,780,036 shares in 1995.......................................       379          379
  Additional paid-in capital.........................................    58,806       58,166
  Retained earnings..................................................    76,509       55,516
                                                                       --------     --------
          Total shareholders' equity.................................   135,694      114,061
                                                                       --------     --------
          TOTAL......................................................  $202,526     $160,228
                                                                       ========     ========


                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   YEAR ENDED MARCH 31,
                                                              -------------------------------
                                                                1996        1995       1994
                                                              --------    --------    -------
Contract revenues (Note 8)................................... $148,376    $122,704    $80,646
Cost of contract revenues....................................  107,361      84,632     56,419
                                                              --------    --------    -------
Gross profit.................................................   41,015      38,072     24,227
Selling, general and administrative expenses.................   12,233       9,549      8,334
                                                              --------    --------    -------
Operating income.............................................   28,782      28,523     15,893
                                                              --------    --------    -------
Other income (expense):
  Interest expense...........................................     (170)       (183)      (211)
  Other......................................................    1,516       2,383        722
                                                              --------    --------    -------
                                                                 1,346       2,200        511
                                                              --------    --------    -------
Income before income taxes and cumulative effect of
  accounting change..........................................   30,128      30,723     16,404
Provision for income taxes (Note 4)..........................    9,135      11,368      6,069
                                                              --------    --------    -------
Income before cumulative effect of accounting change.........   20,993      19,355     10,335
Cumulative effect of accounting change for income taxes
  (Note 4)...................................................       --          --        400
                                                              --------    --------    -------
Net income................................................... $ 20,993    $ 19,355    $10,735
                                                              ========    ========    =======
Net income per share (Note 1)................................ $    .54    $    .53    $   .34
                                                              ========    ========    =======

                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            COMMON STOCK        ADDITIONAL
                                        --------------------     PAID-IN      RETAINED
                                          SHARES      AMOUNT     CAPITAL      EARNINGS     TOTAL
                                        ----------    ------    ----------    --------    --------
BALANCE AT APRIL 1, 1993............... 30,901,000     $309      $ 26,565     $ 25,479    $ 52,353
Net income.............................         --       --            --       10,735      10,735
Amortization of unearned stock
  compensation.........................         --       --           517           --         517
Restricted stock forfeitures, net......    (42,500)      --            --           --          --
Non-employee director awards...........      2,400       --            13           --          13
                                        ----------     ----       -------      -------    --------
BALANCE AT MARCH 31, 1994.............. 30,860,900      309        27,095       36,214      63,618
Net income.............................         --       --            --       19,355      19,355
Amortization of unearned stock
  compensation.........................         --       --           324           --         324
Restricted stock forfeitures, net......    (19,800)      --            --           --          --
Non-employee director awards...........      2,400       --            13           --          13
Issuance of stock option awards........         --       --           117           --         117
Unearned stock compensation............         --       --          (117)          --        (117)
Exercise of stock options..............     36,536       --           113           --         113
Sale of common stock, net of
  underwriting discounts and
  commissions of $1,967................  6,900,000       70        30,791          (53)     30,808
Offering costs associated with sale of
  common stock.........................         --       --          (170)          --        (170)
                                        ----------     ----       -------      -------    --------
BALANCE AT MARCH 31, 1995.............. 37,780,036      379        58,166       55,516     114,061
Net income.............................         --       --            --       20,993      20,993
Amortization of unearned stock
  compensation.........................         --       --           318           --         318
Restricted stock issues, net...........        532       --            --           --          --
Non-employee director awards...........      4,000       --            20           --          20
Issuance of stock option awards........         --       --            71           --          71
Unearned stock compensation............         --       --           (71)          --         (71)
Exercise of stock options..............     87,510       --           302           --         302
                                        ----------     ----       -------      -------    --------
BALANCE AT MARCH 31, 1996.............. 37,872,078     $379      $ 58,806     $ 76,509    $135,694
                                        ==========     ====       =======      =======    ========

                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                                  YEAR ENDED MARCH 31,
                                                            --------------------------------
                                                              1996        1995        1994
                                                            --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $ 20,993    $ 19,355    $ 10,735
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................    11,422       7,808       4,951
     (Gain) loss on sale of property and equipment........        66        (731)        (93)
     Deferred income taxes................................     3,926       5,080       2,340
     Other................................................        21          --          --
     Changes in operating assets and liabilities:
       Receivables........................................   (27,079)     (2,568)        299
       Prepaid expenses and other.........................    (2,767)        338        (204)
       Accounts payable and accrued liabilities...........    16,616       1,821       3,337
       Accrued profit-sharing.............................       753       1,852         860
                                                            --------    --------    --------
          Net cash provided by operating activities.......    23,951      32,955      22,225
                                                            --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Short-term investments, net.............................    45,840     (26,003)     (7,917)
  Proceeds from sale of equipment.........................       323       1,154         290
  Decrease (increase) in escrowed funds...................       498     (21,455)         --
  Additions to property and equipment.....................   (63,758)    (33,700)    (17,198)
  Additions to deferred charges...........................    (5,524)       (655)     (1,385)
  Other...................................................       864        (886)       (640)
                                                            --------    --------    --------
          Net cash used in investing activities...........   (21,757)    (81,545)    (26,850)
                                                            --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt.............................      (630)       (212)       (212)
  Proceeds from issuance of long-term debt................        --      20,852          --
  Proceeds from sale of common stock, net.................       302      30,638          --
                                                            --------    --------    --------
          Net cash provided by (used in) financing
            activities....................................      (328)     51,278        (212)
                                                            --------    --------    --------
CASH:
  Increase (decrease).....................................     1,866       2,688      (4,837)
  Beginning of year.......................................     3,564         876       5,713
                                                            --------    --------    --------
  End of year.............................................  $  5,430    $  3,564    $    876
                                                            ========    ========    ========


                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BASIS OF PRESENTATION -- Global Industries, Ltd. (the "Company") provides construction services, including pipeline construction, platform installation and removal and diving services, primarily to the offshore oil and gas industry in the United States Gulf of Mexico and commencing in fiscal 1996 offshore West Africa. Most work is performed on a fixed-price basis, but the Company also performs services on a cost-plus or day-rate basis, or on a combination of such bases. The Company's contracts are typically of short duration, being completed in one to five months.


     The accompanying consolidated financial statements and the related notes thereto have been adjusted to give retroactive effect to the two-for-one common stock splits which became effective on August 7, 1996 and January 24, 1996.


     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     CASH -- Cash includes cash on hand, and demand deposits and money market funds with banks.


     SHORT-TERM INVESTMENTS -- The Company invests available cash in U.S. Treasury Bills with maturities of less than one year and classifies these investments as securities held to maturity. At March 31, 1995, the Company held U.S. Treasury Bills with aggregate cost plus accretion of discount of $45.8 million, which approximated market value.



     ESCROWED FUNDS, PIONEER -- Escrowed funds include net proceeds of $20.9 million realized from sale of U.S. Government Guaranteed Financing Bonds on September 27, 1994, which were deposited into an escrow account with MARAD and invested in U.S. Treasury Bills. The deposit plus undistributed interest earned at March 31, 1996 and 1995 amounted to $21.0 million and $21.5 million respectively, which approximates market value of the U.S. Treasury Bills. The escrowed funds will become available to reimburse the Company for a portion of the cash invested in constructing the Pioneer upon completion of the vessel. At March 31, 1996 and 1995, the Company estimated that $16.2 million and $4.6 million respectively, of the cash invested in constructing the Pioneer will be reimbursed from the escrowed funds upon completion of the vessel.


     PROPERTY AND EQUIPMENT -- Property and equipment is generally stated at cost. Expenditures for property and equipment and items which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred. Except for certain barges which are depreciated on the units-of-production method over estimated barge operating days, depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided utilizing the straight-line method over the estimated useful lives of the assets or the lives of the leases, whichever is shorter. Leasehold improvements relating to leases from the Company's principal shareholder are amortized over their expected useful lives (and beyond the term of lease) because it is expected that the leases will be renewed.

     The periods used in determining straight-line depreciation and amortization follow:

        Marine barges, vessels and related equipment..................    10-20 years
        Machinery and equipment.......................................     5-12 years
        Furniture and fixtures........................................     5-12 years
        Buildings.....................................................    15-30 years
        Leasehold improvements........................................     5-15 years

     Depreciation and amortization expense of property and equipment approximated $9.7 million, $6.5 million and $3.8 million for the three years ended March 31, 1996, respectively.

                            GLOBAL INDUSTRIES, LTD.

     DEFERRED CHARGES -- Deferred charges consist principally of drydocking costs which are capitalized at cost and amortized on the straight-line method through the date of the next scheduled drydocking. Amortization expense approximated $1.4 million, $0.9 million and $0.6 million for the three years ended March 31, 1996, respectively.

     CONTRACTS IN PROGRESS AND REVENUE RECOGNITION -- Revenues from construction contracts, which are typically of short duration, are recognized on the percentage-of-completion method, measured by relating the actual cost of work performed to date to the current estimated total cost of the respective contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies and repairs. Provisions for estimated losses, if any, on uncompleted contracts are made in the period in which such losses are determined. Selling, general and administrative costs are charged to expense as incurred.


     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying value of the Company's financial instruments, including cash, short-term investments, receivables, payables, and certain accrued liabilities approximate fair market value due to their short-term nature. The fair value of the Company's long-term debt at March 31, 1996 and 1995, based upon available market information, approximated $23.0 million and $22.7 million, respectively.


     CONCENTRATION OF CREDIT RISK -- The Company's customers are primarily major oil companies, independent oil and gas producers, and transportation companies operating in the Gulf of Mexico and offshore West Africa. The Company performs ongoing credit evaluation of its customers and requires posting of collateral when deemed appropriate. The Company provides allowances for possible credit losses when necessary.

     NET INCOME PER SHARE -- Net income per share is computed by dividing net income by the weighted average number of common shares outstanding adjusted to give effect to the assumed exercise of dilutive stock options less the number of treasury shares assumed to be purchased from the proceeds. The weighted average number of common shares outstanding has been adjusted to give retroactive effect to the two-for-one common stock splits which became effective on January 24, 1996 and August 7, 1996. The weighted average number of shares used in the computation was 38,534,156 for 1996, 35,935,424 for 1995 and 31,165,860 for
1994.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain reclassifications of prior year amounts have been made to conform to the current year presentation. These reclassifications have no impact on net income.

     EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS -- During March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"). SFAS No. 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, goodwill, and assets to be disposed of. The Company is required to adopt SFAS No. 121 effective for fiscal 1997. Management believes that the implementation of SFAS No. 121 will not have a material impact on the Company's consolidated financial statements.

     During October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123, which the Company is required to adopt effective for fiscal 1997, provides guidance relating to the recognition, measurement

                            GLOBAL INDUSTRIES, LTD.

and disclosure of stock-based compensation. Management does not expect the new pronouncement to have an impact on the Company's consolidated financial statements since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used for the measurement and recognition of stock-based compensation plans.

2. PROPERTY AND EQUIPMENT

     Property and equipment at March 31, 1996 and 1995 is summarized as follows:

                                                                          FISCAL
                                                                   ---------------------
                                                                     1996         1995
                                                                   --------     --------
                                                                      (IN THOUSANDS)
    Marine barges and vessels....................................  $ 98,105     $ 67,305
    Machinery and equipment......................................    17,796       13,052
    Transportation equipment.....................................     2,305        2,125
    Furniture and fixtures.......................................     2,109        1,548
    Buildings and leasehold improvements.........................     3,763        3,724
    Land.........................................................       980          967
    Construction in progress.....................................    39,522       13,433
                                                                   --------     --------
                                                                    164,580      102,154
    Less accumulated depreciation and amortization...............   (38,285)     (29,549)
                                                                   --------     --------
              Property and equipment -- net......................  $126,295     $ 72,605
                                                                   ========     ========

3. FINANCING ARRANGEMENTS

     Long-term debt at March 31, 1996 and 1995, consisted of the following:


                                                                           FISCAL
                                                                     -------------------
                                                                      1996        1995
                                                                     -------     -------
                                                                       (IN THOUSANDS)
    United States Government Guaranteed Ship Financing Bonds, 1978
      Series dated December 1, 1978, payable in 50 semiannual
      installments of $28,000 plus interest at 9.15%, maturing July
      1, 2003, collateralized by a fully depreciated marine vessel
      and related equipment........................................  $   448     $   504
    United States Government Guaranteed Ship Financing Bonds, 1981
      Series dated December 15, 1981, payable in 47 semiannual
      installments of $78,000 with final installment of $46,000, plus interest at 8.75%, maturing December 15, 2005,
      collateralized by a fully depreciated marine vessel and
      related equipment............................................    1,310       1,466
    United States Government Guaranteed Ship Financing Bonds, 1994
      Series dated September 27, 1994, payable in 49 semiannual
      installments, commencing as of January 15, 1996, of $418,000 with final installment of $370,000, plus interest at 8.30%, maturing July 15, 2020, collateralized by escrowed funds and the Pioneer vessel under construction and related equipment
      with a net book value of $20.6 million at March 31, 1996.....   20,434      20,852
                                                                     -------     -------
                                                                      22,192      22,822
    Less current maturities........................................    1,048         630
                                                                     -------     -------
    Long-term debt, less current maturities........................  $21,144     $22,192
                                                                     =======     =======

                            GLOBAL INDUSTRIES, LTD.

     Annual maturities of long-term debt for each of the five fiscal years following March 31, 1996, and in total thereafter follow (in thousands):

            1997......................................................  $  1,048
            1998......................................................     1,048
            1999......................................................     1,048
            2000......................................................     1,048
            2001......................................................     1,048
            Thereafter................................................    16,952
                                                                         -------
                      Total...........................................  $ 22,192
                                                                         =======

     In accordance with the United States Government Guaranteed Ship Financing Bond agreements, the Company is required to comply with certain covenants, including the maintenance of minimum working capital and net worth requirements, which if not met, result in additional covenants including restrictions on the payment of dividends.

     Effective February 16, 1996, the Company obtained a $50.0 million Revolving Line of Credit Agreement ("Loan Agreement") with a commercial bank to replace its previous credit facility. The Loan Agreement allows for a maximum draw at any one time of $25.0 million for general corporate purposes and $40.0 million for construction or renovation of vessels, provided that the aggregate outstanding principal amount shall never exceed $50.0 million. The revolving credit facility of the Loan Agreement is available until January 1, 1998, at which time the amount then outstanding becomes due and payable. Interest accrues at the LIBOR Rate plus 1.8% (7.14375% at March 31, 1996) and is payable monthly. Continuing access to the Revolving Line of Credit is conditioned upon the Company remaining in compliance with the covenants of the Loan Agreement, including the maintenance of certain financial ratios. At March 31, 1996, no amounts were outstanding under the Loan Agreement and the Company was in compliance with the covenants contained therein.

     During fiscal 1995 the Company entered into a $20.0 million Revolving Credit Agreement with a commercial bank, which was not utilized.

4. INCOME TAXES

     The Company adopted SFAS No. 109, Accounting for Income Taxes effective April 1, 1993. The cumulative effect on prior years of adopting SFAS No. 109 was to increase net income by $400,000 ($0.01 per share) for the fiscal year ended March 31, 1994.

     The Company has provided for income taxes as follows:

                                                                       MARCH 31,
                                                            --------------------------------
                                                             1996         1995        1994
                                                            -------     --------     -------
                                                                     (IN THOUSANDS)
    U.S. Federal and State:
      Current.............................................  $ 3,309     $  6,288     $ 3,329
      Deferred............................................    3,926        5,080       2,740
    Foreign:
      Current.............................................    1,900           --          --
                                                             ------      -------      ------
              Total.......................................  $ 9,135     $ 11,368     $ 6,069
                                                             ======      =======      ======

     State income taxes included above are not significant for any of the years presented.

                            GLOBAL INDUSTRIES, LTD.

     Income before income taxes consisted of the following:

                                                                      MARCH 31,
                                                          ----------------------------------
                                                            1996         1995         1994
                                                          --------     --------     --------
                                                                    (IN THOUSANDS)
    United States.......................................  $ 18,847     $ 30,723     $ 16,404
    Foreign.............................................    11,281           --           --
                                                           -------      -------      -------
              Total.....................................  $ 30,128     $ 30,723     $ 16,404
                                                           =======      =======      =======

     The provision for income taxes varies from the Federal statutory income tax rate due to the following:

                                                                       MARCH 31,
                                                           ---------------------------------
                                                             1996         1995        1994
                                                           --------     --------     -------
                                                                    (IN THOUSANDS)
    Taxes at Federal statutory rate of 35%...............  $ 10,545     $ 10,753     $ 5,741
    Foreign income taxes at different rates..............    (2,048)          --          --
    Other................................................       638          615         328
                                                            -------      -------      ------
              Total......................................  $  9,135     $ 11,368     $ 6,069
                                                            =======      =======      ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax balance as of March 31, 1996 and 1995, are as follows:

                                                                           FISCAL
                                                                   -----------------------
                                                                     1996           1995
                                                                   --------       --------
                                                                       (IN THOUSANDS)
    Deferred Tax Liabilities:
      Excess book over tax basis of property.....................  $ 16,655       $ 16,218
      Deferred charges...........................................       372            429
      Other......................................................       111             66
    Deferred Tax Assets:
      Reserves not currently deductible..........................    (1,399)        (1,079)
      Tax credit carryforwards...................................      (841)        (4,662)
                                                                    -------        -------
    Net deferred tax liability...................................  $ 14,898       $ 10,972
                                                                    =======        =======

     During fiscal year 1994, the Company entered into a Capital Construction Fund Agreement with the United States of America, represented by the Secretary of Transportation, acting through the Maritime Administrator. Under the agreement, the Company may deposit funds based on qualifying taxable income in the Capital Construction Fund Account ("CCFA") established under this agreement, and withdraw from the CCFA to fund qualifying expenditures on qualified vessels owned by the Company. Under current income tax rules qualifying deposits are deductible in determining federal income taxes payable and qualifying withdrawals reduce the Company's taxable basis in the applicable assets. During fiscal years 1996 and 1995, the Company deposited $2.9 million and $24.5 million, respectively, into the CCFA and made qualifying withdrawals of $2.9 million and $24.5 million, respectively.

5. EMPLOYEE BENEFITS

     The Company sponsors a defined contribution profit-sharing and 401(k) plan that covers all employees who meet certain eligibility requirements. Company contributions to the plan are made at the

                            GLOBAL INDUSTRIES, LTD.

discretion of the Board of Directors and may not exceed 15% of the annual compensation of each participant. Retirement plan expense was $1.6 million, $1.4 million and $1.0 million, respectively, for the three fiscal years ended March 31, 1996.

     In addition, the Company has an incentive compensation plan which rewards employees when the Company's financial results meet or exceed budgets. For fiscal 1996 and 1995 the Company recorded incentive compensation expense of $2.0 million (distributable to 839 employees) and $2.4 million (distributed to 716 employees), respectively. No incentive compensation expense was recorded in fiscal 1994.

6. COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases real property and equipment in the normal course of business under varying operating leases, including leases with its principal shareholder. Rent expense for the years ended March 31, 1996, 1995 and 1994, was $660,000, $448,000 and $395,000, respectively, (of which $47,000,
$40,000 and $43,000, respectively, was related party rental expense). The lease agreements, which include both non-cancelable and month-to-month terms, generally provide for fixed monthly rentals and, for certain real estate leases, renewal and purchase options.

     Minimum rental commitments under leases having an initial or remaining non-cancelable term in excess of one year for each of the five years following March 31, 1996 and in total thereafter follow (in thousands):

            1997........................................................  $   665
            1998........................................................      663
            1999........................................................      720
            2000........................................................      623
            2001........................................................      601
            Thereafter..................................................    1,008
                                                                           ------
                      Total.............................................  $ 4,280
                                                                           ======

     The Company holds an option to purchase the property which accounts for approximately 40% of the total lease commitments.

     LITIGATION -- The Company is a party in legal proceedings and potential claims arising in the ordinary course of its business. Management does not believe these matters will materially effect the Company's consolidated financial statements.


     On December 14, 1995, a shipyard filed suit against the Company seeking $8.2 million in additional costs believed by it to be owed because of change orders during construction of the Pioneer, and $5.0 million for disruption, acceleration, and delay damages. The Company does not believe that the shipyard's claims are valid and intends to vigorously defend the suit and recover all amounts which it is legally entitled to recover. Management does not believe that the ultimate resolution of the claims will have a material adverse impact on the Company's consolidated financial statements.



     CONSTRUCTION AND PURCHASES IN PROGRESS -- The Company estimates that the cost to complete capital expenditure projects in progress at March 31, 1996 approximated $25.4 million, primarily for completion of the Pioneer and construction of two liftboats, a launch barge and a cargo barge.

                            GLOBAL INDUSTRIES, LTD.

7. SHAREHOLDERS' EQUITY


     AUTHORIZED STOCK -- At March 31, 1996, the Company had authorized 5,000,000 shares of $0.01 par value Preferred Stock and 25,000,000 shares of $0.01 par value Common Stock. Effective August 7, 1996 the Company amended its Articles of Incorporation to increase the authorized number of shares of Preferred Stock and Common Stock to 30,000,000 and 150,000,000 shares, respectively.


     RESTRICTED STOCK AWARDS -- The Company's Restricted Stock Plan provides for awards of shares of restricted stock to employees approved by a committee of the Board of Directors. As of March 31, 1996, 1995 and 1994, 356,000 shares of Common Stock, adjusted for the two-for-one common stock splits during January 1996 and August 1996, have been reserved for issuance under the plan, of which 205,476. 293,700 and 313,500 have been granted and are outstanding at March 31, 1996, 1995 and 1994, respectively. Shares granted under the plan vest 33 1/3% on the third, fourth and fifth anniversary date of grant. During February 1996, 286 employees vested in 84,356 shares of Restricted Stock. At March 31, 1996, the restricted stock awards were held by approximately 292 employees.

     The fair market value of shares awarded under the plan has been recorded as unearned stock compensation and is included in the accompanying financial statements as a charge against Additional Paid-in Capital. The unearned stock compensation is being amortized to operations over the vesting period of the awards and amounted to approximately $228,000, $214,000 and $329,000 for fiscal 1996, 1995 and 1994, respectively.

     STOCK OPTION PLAN -- The 1992 Stock Option Plan provides for grants of incentive and nonqualified options to employees approved by a committee of the Board of Directors. The number and exercise price of options granted is determined by the committee; provided, however, that (1) the exercise price of an incentive option may not be less than the fair market value of the shares subject to the option on the date of grant, and (2) the exercise price of a nonqualified option may not be less than 85% of the fair market value of the shares subject to option on the date of grant. Options granted under the plan have a maximum term of ten years and are exercisable, subject to continued employment, under terms and conditions set forth by the committee. The number of shares authorized for issuance under the plan was increased from 2,000,000 shares to 3,600,000 shares during fiscal 1996. Changes in options outstanding under the Company's Plan were as follows:

                                                      AT 85% OF MARKET         AT MARKET
                                                     ------------------   -------------------
                                                                AVERAGE               AVERAGE
                                                      SHARES     PRICE     SHARES      PRICE
                                                     --------   -------   ---------   -------
    Outstanding on April 1, 1993...................   712,000   $  3.08     100,000   $  3.63
    Granted........................................     4,000      4.44     557,600      3.55
    Surrendered....................................   (21,960)    (3.08)         --        --
                                                      -------    ------   ---------    ------
    Outstanding on March 31, 1994..................   694,040      3.09     657,600      3.56
    Granted........................................   142,800      4.52     626,800      4.92
    Surrendered....................................   (29,720)    (3.46)   (330,800)    (3.51)
    Exercised......................................   (36,536)    (3.08)         --        --
                                                      -------    ------   ---------    ------
    Outstanding on March 31, 1995..................   770,584      3.34     953,600      4.47
    Granted........................................    92,000      4.39     682,000      6.39
    Surrendered....................................   (49,868)    (3.51)    (86,000)    (4.92)
    Exercised......................................   (64,310)    (3.08)    (23,200)    (4.46)
                                                      -------    ------   ---------    ------
    Outstanding on March 31, 1996..................   748,406   $  3.48   1,526,400   $  5.31
                                                      =======    ======   =========    ======
    Exercisable at March 31, 1996..................   426,224   $  3.17     256,480   $  4.17
                                                      =======    ======   =========    ======

                            GLOBAL INDUSTRIES, LTD.

     The $3.31 option grants vests 25% on the first four anniversary dates after the grants. All other options vest 20% on the first five anniversary dates after the grants. At March 31, 1996, options to purchase Common Stock were held by approximately 343 employees.

     The excess of the fair market value of shares subject to options granted under the plan has been recorded as unearned stock compensation and is included in the accompanying financial statements as a charge against Additional Paid-in Capital. The unearned stock compensation is being amortized to operations over the vesting period of the options and amounted to approximately $110,000, $98,000 and $188,000 for fiscal 1996, 1995 and 1994, respectively.

     UNEARNED STOCK COMPENSATION -- The balance of Unearned Stock Compensation to be amortized in future periods was $422,000, $655,000 and $950,000 at March 31, 1996, 1995 and 1994, respectively.

     NON-EMPLOYEE DIRECTOR STOCK PLAN -- The Non-Employee Director Stock Plan provides that each director of the Company who is not an employee shall automatically receive 2,000 shares of Common Stock on August 1 of each year, subject to an annual limitation that the aggregate fair market value of shares transferred may not exceed 75% of such director's cash compensation for services rendered with respect to the immediately preceding twelve-month period. The annual award was raised from 1,200 shares to 2,000 shares at the 1995 Annual Meeting. The plan specifies that a maximum of 40,000 shares of Common Stock may be issued under the plan. As of March 31, 1996 and 1995, 8,800 and 2,400 shares, respectively, have been awarded under the plan. Non-employee director stock compensation expense was $20,000, $13,000 and $13,000 for fiscal years 1996, 1995 and 1994, respectively.

     1995 EMPLOYEE STOCK PURCHASE PLAN -- Effective April 1, 1995, the Company adopted the Global Industries, Ltd. 1995 Employee Stock Purchase Plan ("Purchase Plan") which provides a method whereby substantially all employees may voluntarily purchase a maximum of 1,200,000 shares of Common Stock of the Company on favorable terms. Under the Purchase Plan, eligible employees may authorize payroll deductions during a twelve-month period ("Option Period"), which deductions are used at the end of the Option Period to acquire shares of Common Stock at 85% of the fair market value of the Common Stock on the first or last day of the Option Period, whichever is lower. For the year ended March 31, 1996, 145 employees purchased 100,038 shares at an average cost of $4.73 per share.

8. MAJOR CUSTOMERS

     Sales to various customers for the years ended March 31, 1996, 1995 and 1994, which amount to 10% or more of the Company's revenues, follow (dollars in thousands):

                                                                FISCAL
                                             --------------------------------------------
                                                 1996            1995            1994
                                             -------------   -------------   ------------
                                             AMOUNT     %    AMOUNT     %    AMOUNT    %
                                             -------   ---   -------   ---   ------   ---
    Customer A.............................                  $18,084   15%
    Customer B.............................  $17,508   12%    18,724   15    $9,784   12%

                            GLOBAL INDUSTRIES, LTD.

9. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in the offshore oil and gas construction industry. Geographic information relating to the Company's operations follows:

                                                                                FISCAL
                                                                                 1996
                                                                            --------------
                                                                            (IN THOUSANDS)
    Contract Revenues:
      Domestic............................................................     $114,807
      West Africa.........................................................       33,569
                                                                               --------
              Total.......................................................     $148,376
                                                                               ========
    Operating Income:
      Domestic............................................................     $ 17,547
      West Africa.........................................................       11,235
                                                                               --------
              Total.......................................................     $ 28,782
                                                                               ========
    Identifiable Assets:
      Domestic............................................................     $160,729
      West Africa.........................................................       36,367
      Corporate...........................................................        5,430
                                                                               --------
              Total.......................................................     $202,526
                                                                               ========

10. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Supplemental cash flow information for the three years ended March 31, 1996 follows:

                                                                         FISCAL
                                                             -------------------------------
                                                              1996        1995        1994
                                                             -------     -------     -------
                                                                     (IN THOUSANDS)
    Cash Paid For:
      Interest.............................................  $ 1,560     $   451     $   207
      Income Taxes.........................................    5,615       5,892       2,969

                            GLOBAL INDUSTRIES, LTD.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The offshore marine construction industry in the Gulf of Mexico is highly seasonal as a result of weather conditions and the timing of capital expenditures by oil and gas companies. Historically, a substantial portion of the Company's services has been performed during the period from June through November. As a result, historically a disproportionate portion of the Company's contract revenues and net income is earned during the second (July through September) and third (October through December) quarters of its fiscal year. The following is a summary of consolidated quarterly financial information for fiscal 1996 and 1995:

                                                                QUARTER ENDED
                                             ---------------------------------------------------
                                             JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                             --------   -------------   ------------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    FISCAL 1996:
      Contract revenues....................  $ 31,795     $  45,362       $ 32,431     $ 38,788
      Gross profit.........................     8,722        15,541          9,226        7,526
      Net income...........................     4,130         8,198          4,275        4,390
      Net income per share.................      0.11          0.21           0.11         0.11
    FISCAL 1995:
      Contract revenues....................  $ 29,462     $  43,642       $ 36,475     $ 13,125
      Gross profit.........................     8,980        16,811         11,422          859
      Net income...........................     4,240         8,967          5,963          185
      Net income per share.................      0.13          0.24           0.15         0.01

12. EVENTS SUBSEQUENT TO BALANCE SHEET DATE (UNAUDITED)


     On December 23, 1996, the Company acquired from a subsidiary of J. Ray McDermott, S.A. a 49% ownership interest in CCC Fabricaciones y Construcciones, S.A. de C.V. ("CCC"), a leading provider of offshore construction services in Mexico, as well as the DB-21, a 400-foot combination pipelay derrick barge, a crawler crane, a saturation diving system and approximately 21 acres of land located adjacent to the Company's facility in New Iberia, Louisiana (the "CCC Acquisition"). The Company also acquired from a subsidiary of J. Ray McDermott, S.A. an option to purchase for $12.0 million the DB-15, a 400-foot combination pipelay derrick barge currently chartered to CCC. The total purchase price for the CCC Acquisition (including the exercise price of the option to purchase the DB-15) was $38.2 million. In addition, the Company (i) has loaned $23.0 million to CCC to repay $15.0 million of existing indebtedness and for working capital needs and (ii) has provided performance guarantees supporting approximately $50.0 million of CCC's existing indebtedness primarily relating to existing construction projects in progress. The Company's investment in CCC will be accounted for under the equity method.



     Pro forma net income for the year ended March 31, 1996, assuming the acquisition of the 49% ownership interest in CCC had occurred as of April 1, 1995, amounted to $15,033,000 ($.39 per share).

                            GLOBAL INDUSTRIES, LTD.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS


                                                                  SEPTEMBER 30,       MARCH 31,
                                                                      1996              1996
                                                                  -------------       ---------
CURRENT ASSETS:
  Cash..........................................................    $   6,337         $   5,430
  Escrowed funds, bond proceeds.................................       32,302            16,189
  Receivables...................................................       54,782            39,610
  Prepaid expenses and other....................................        3,041             3,825
                                                                     --------          --------
          Total current assets..................................       96,462            65,054
                                                                     --------          --------
ESCROWED FUNDS, Bond Proceeds...................................        9,190             4,768
PROPERTY AND EQUIPMENT, net.....................................      158,228           126,295
OTHER ASSETS:
  Deferred charges, net.........................................        8,007             5,453
  Other.........................................................        3,000               956
                                                                     --------          --------
          Total other assets....................................       11,007             6,409
                                                                     --------          --------
TOTAL...........................................................    $ 274,887         $ 202,526
                                                                     ========          ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt..........................    $   2,260         $   1,048
  Accounts payable..............................................       28,938            19,364
  Accrued liabilities...........................................        7,312             4,020
  Accrued profit-sharing........................................        4,875             3,465
  Insurance payable.............................................        2,837             2,893
                                                                     --------          --------
          Total current liabilities.............................       46,222            30,790
                                                                     --------          --------
LONG-TERM DEBT..................................................       54,962            21,144
                                                                     --------          --------
DEFERRED INCOME TAXES...........................................       17,898            14,898
                                                                     --------          --------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock...............................................           --                --
  Common stock, issued and outstanding, 38,123,528 and
     37,872,078 shares..........................................          381               379
  Additional paid-in capital....................................       59,754            58,806
  Retained earnings.............................................       95,670            76,509
                                                                     --------          --------
          Total shareholders' equity............................      155,805           135,694
                                                                     --------          --------
TOTAL...........................................................    $ 274,887         $ 202,526
                                                                     ========          ========


                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)


                                                                        SIX MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
Contract revenues...............................................  $   122,763       $    77,157
Cost of contract revenues.......................................       88,626            52,894
                                                                   ----------        ----------
Gross profit....................................................       34,137            24,263
Selling, general and administrative expenses....................        6,564             5,801
                                                                   ----------        ----------
Operating income................................................       27,573            18,462
                                                                   ----------        ----------
Other income (expense):
  Interest expense..............................................         (453)              (87)
  Other.........................................................          206             1,194
                                                                   ----------        ----------
                                                                         (247)            1,107
                                                                   ----------        ----------
Income before income taxes......................................       27,326            19,569
Provision for income taxes......................................        8,166             7,241
                                                                   ----------        ----------
Net income......................................................  $    19,160       $    12,328
                                                                   ==========        ==========
Weighted average common shares outstanding......................   39,476,000        38,348,000
                                                                   ==========        ==========
Net income per share............................................  $       .49       $       .32
                                                                   ==========        ==========


                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                     ------------------------
                                                                       1996            1995
                                                                     ---------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................  $  19,160       $ 12,328
  Adjustments to reconcile net income to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.................................      8,233          5,530
     Deferred income taxes.........................................      3,000          1,700
     Other.........................................................         12             --
     Changes in operating assets and liabilities (net of
      acquisition):
       Receivables.................................................    (10,820)       (27,962)
       Prepaid expenses and other..................................      1,382         (3,790)
       Accounts payable and accrued liabilities....................      8,867         11,244
                                                                      --------       --------
          Net cash provided by (used in) operating activities......     29,834           (950)
                                                                      --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..............................    (31,309)       (20,318)
  Escrowed funds, bond proceeds....................................    (20,535)           301
  Acquisition of business, net of cash acquired....................     (5,981)            --
  Additions to deferred charges....................................     (4,170)          (235)
  Other............................................................         91            276
                                                                      --------       --------
          Net cash (used in) investing activities..................    (61,904)       (19,976)
                                                                      --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of employee stock options.................        833            125
  Proceeds from issuance of long-term debt.........................     33,328             --
  Repayment of long-term debt......................................     (1,184)          (106)
                                                                      --------       --------
          Net cash provided by financing activities................     32,977             19
                                                                      --------       --------
CASH
  Increase (decrease)..............................................        907        (20,907)
  Beginning of period..............................................      5,430         49,404
                                                                      --------       --------
  End of period....................................................  $   6,337       $ 28,497
                                                                      ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid, net of amount capitalized.........................  $     393       $     87
  Income taxes paid................................................      2,572          2,029

                See notes to consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     BASIS OF PRESENTATION -- The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The results of operations of Norman Offshore Pipelines, Inc. since its acquisition on July 1, 1996, are included in the accompanying financial statements.


     In the opinion of management of the Company, all adjustments (such adjustments consisting only of a normal recurring nature) necessary for a fair presentation of the operating results for the interim periods presented have been included in the unaudited consolidated financial statements. Operating results for the periods ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending March 31, 1997. These financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Company's audited consolidated financial statements and related notes thereto for the fiscal year ended March 31, 1996 included elsewhere in this Prospectus.


     On June 20, 1996, the Board of Directors, subject to shareholder approval of an increase in the authorized number of shares of common stock, declared a two-for-one common stock split expected to be distributed in the form of a stock dividend by August 28, 1996 to shareholders of record on August 16, 1996. On August 7, 1996, the shareholders approved an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of both common and preferred stock from 25,000,000 shares to 150,000,000 shares and 5,000,000 shares to 30,000,000 shares, respectively. The accompanying 1995 financial statements have been restated to reflect the above noted August 1996 stock split as well as a previous two-for-one common stock split effected during January 1996.


     COMMITMENTS AND CONTINGENCIES -- The Company is a party in legal proceedings and potential claims arising in the ordinary course of business. Management does not believe these matters will materially effect the Company's consolidated financial statements.



     The Company has under construction a 200-foot semi-submersible Swath (Small Waterplane Area Twin Hull) dive support vessel named the Pioneer estimated to cost approximately $24.0 million. Included in escrowed funds, bond proceeds at September 30, 1996, is $21.0 million, representing proceeds from the sale of ship bonds in September 1994, which will become available to the Company upon completion and delivery of the Pioneer. The Pioneer has undergone sea trials and is expected to be available for service during November 1996.



     As previously reported, Aker Gulf Marine filed suit against the Company in the U.S. District Court, Western District of Louisiana, Lafayette Division in December of 1995 seeking $8.2 million in additional costs believed by it to be owed because of change orders during construction and $5.0 million for disruption, acceleration and delay damages. In August 1996 the Company reached an agreement with Aker Gulf Marine, and took possession of the Pioneer which was relocated to the Company's facility in Amelia, Louisiana where construction and equipping of the vessel was completed. Under the terms of the agreement the Company has been given clear title to the Pioneer in exchange for a cash payment of $3.2 million and the posting of a $4.5 million bond in favor of Aker Gulf Marine. Such amounts and release of the vessel are without prejudice to each company's right to pursue claims against the other in pending litigation or otherwise. The Company does not believe that Aker Gulf Marine's claims are valid and is vigorously defending against them and does not believe that ultimate resolution of the claims will have a material adverse impact on the Company's consolidated financial statements.

                            GLOBAL INDUSTRIES, LTD.



     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)


     On April 10, 1996, the Company received authorization to issue United States Guaranteed Ship Financing Bonds in connection with the construction of two liftboats, a launch barge, and a cargo barge. The Ship Bonds, issued August 7, 1996, totaled $20.3 million, mature in 2022 and carry an interest rate of 7.25% per annum. The proceeds from the issuance of the bond are included in escrowed funds, bond proceeds and will be available to the Company upon completion and delivery of the liftboats and barges.


     The Company estimates that the cost to complete capital expenditure projects in progress at September 30, 1996 will be $88 million, including $55 million for the upgrade of the Hercules.

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   7
The Company............................  11
Use of Proceeds........................  11
Capitalization.........................  12
Price Range of Common Stock............  13
Dividend Policy........................  13
Selected Consolidated Financial Data...  14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  15
Business...............................  21
Management.............................  32
Principal Shareholders.................  34
Description of Capital Stock...........  35
Underwriting...........................  38
Legal Matters..........................  40
Experts................................  40
Available Information..................  40
Incorporation of Certain Documents by
  Reference............................  41
Index to Consolidated Financial
  Statements........................... F-1


7,000,000 SHARES


GLOBAL


INDUSTRIES, LTD.


COMMON STOCK
($.01 PAR VALUE)

                                     [LOGO]

SALOMON BROTHERS INC

HOWARD, WEIL,

LABOUISSE, FRIEDRICHS

                            INCORPORATED

RAYMOND JAMES &

ASSOCIATES, INC.


SCHRODER WERTHEIM & CO.

PROSPECTUS

DATED             , 1997

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION,


                                JANUARY 9, 1997


PROSPECTUS
[LOGO]
7,000,000 SHARES



GLOBAL INDUSTRIES, LTD.



COMMON STOCK


($.01 PAR VALUE)



The shares of Common Stock, $.01 par value per share (the "Common Stock"), of Global Industries, Ltd. ("Global" or the "Company") being offered hereby (the "Shares") are being issued and sold by the Company.



The Shares are being sold in two concurrent offerings (the "Offerings"), one offering initially in the United States and Canada (the "U.S. Offering") through U.S. underwriters (the "U.S. Underwriters") and one initially outside the United States and Canada (the "International Offering") through international underwriters (the "International Underwriters"). The U.S. Underwriters and the International Underwriters are hereinafter collectively referred to as the "Underwriters." Of the 7,000,000 Shares being offered, 5,600,000 are being offered in the U.S. Offering and 1,400,000 are being offered in the International Offering, subject to transfers between the U.S. Underwriters and the International Underwriters. See "Underwriting."



The Common Stock is traded on the Nasdaq National Market under the symbol "GLBL." On January 8, 1997, the last sale price of the Common Stock as reported by the Nasdaq National Market was $20.75 per share. See "Price Range of Common Stock."



PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BEGINNING ON PAGE 7 UNDER THE CAPTION "RISK FACTORS."



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



--------------------------------------------------------------------------------------------------
                                         PRICE TO           UNDERWRITING          PROCEEDS TO
                                          PUBLIC              DISCOUNT            COMPANY(1)
Per Share.......................   $                    $                    $
Total(2)........................   $                    $                    $
--------------------------------------------------------------------------------------------------



(1) Before deducting offering expenses payable by the Company estimated at $300,000.


(2) William J. Dore (the "Selling Shareholder") has granted to the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 840,000 and 210,000 additional shares of Common Stock, respectively, at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, Proceeds to Company and
    Proceeds to Selling Shareholder will be $        , $        , $        , and
    $        , respectively. See "Underwriting." The Company will not receive any proceeds from the sale of any Common Stock by the Selling Shareholder.



The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depositary Trust Company, on or about
               , 1997.



SALOMON BROTHERS INTERNATIONAL LIMITED


                 HOWARD, WEIL, LABOUISSE, FRIEDRICHS


                                  INCORPORATED


                                  RAYMOND JAMES & ASSOCIATES, INC.


                                               SCHRODERS


The date of this Prospectus is             , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


     FOR UNITED KINGDOM PURCHASERS: THE SHARES MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS, WHETHER AS PRINCIPAL OR AGENT (EXCEPT IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 OR THE FINANCIAL SERVICES ACT 1986), AND THIS PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN
ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996 OR IS A PERSON TO WHOM THE PROSPECTUS MAY OTHERWISE LAWFULLY BE PASSED ON.



     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                   CERTAIN UNITED STATES TAX CONSEQUENCES TO


                           NON-UNITED STATES HOLDERS



     The following is a general discussion of certain anticipated United States federal income and estate tax consequences of the ownership and disposition of the Common Stock applicable to "Non-United States Holder." For the purpose of this discussion, a "Non-United States Holder" is any person or entity other than
(i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any State thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust which is subject to the jurisdiction of a United States court and the control of a United States fiduciary. Subject to certain exceptions, an individual may be treated as a resident of the United States for federal income tax purposes if the individual is present in the United States for an aggregate of 183 days during the current and two preceding calendar years (counting for such purpose one-third of the days in the immediately preceding year and one-sixth of the days in the second preceding year) and for at least 31 days during the current calendar year. This discussion is for general information only and does not deal with all aspects of United States income and estate taxation and does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in view of their particular circumstances, nor does it address the effect of any applicable state and local or foreign tax law. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations as of the date hereof, all of which are subject to change. PROSPECTIVE FOREIGN INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF COMMON STOCK.



DIVIDENDS



     Generally, any dividend paid to a Non-United States Holder of Common Stock will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or at a lesser applicable treaty rate. Under current United States Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor had knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under proposed United States Treasury regulations not currently in effect but which are currently scheduled to begin going into effect after December 31, 1997, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of applicable deductions and credits, are taxed at the same graduated rates applicable to United States persons. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement of Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) with the Company or its paying agent.



     In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or at a lesser applicable treaty rate.



DISPOSITION OF COMMON STOCK



     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other dispositions of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, (iii) such holder is an individual who lost U.S. citizenship to avoid U.S. taxes, or (iv) the Company is or has been a United States real property holding corporation ("USRPHC") for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and, provided that the Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock. The Company has determined that it is not and does not believe that it will become a USRPHC for federal income tax purposes. Although the Company believes that the Common Stock will be treated as "regularly traded on an established securities market," if the Common Stock were not so treated, on a sale or other disposition of such stock, the transferee of such stock would be required to withhold 10% of the proceeds of such disposition, unless either the Company were to provide a certification that it is not (and has not been during a specific period) a USRPHC or another exemption applied. If a Non-United States Holder falls under clause (i) above, the holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by U.S. capital losses recognized within the same taxable year of such sale.



BACKUP WITHHOLDING AND INFORMATION REPORTING



     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.



     Dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.



     The payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States through an office outside the United States of a broker that is (a) a United States person, (b) a United States controlled foreign corporation or (d) a foreign person 50% or more of whose gross income for certain periods is from a United States trade or business unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary.



     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the U.S. Internal Revenue Service.



UNITED STATES ESTATE TAX



     An individual Non-United States Holder who owns Common Stock at the time of his death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING



     Subject to the terms and conditions set forth in the International Underwriting Agreement among the Company and Salomon Brothers International Limited, Howard, Weil, Labouisse, Friedrichs Incorporated, Raymond James & Associates, Inc. and J. Henry Schroder & Co. Limited, as representatives of the several underwriters (the "International Representatives"), the Company has agreed to sell to the entities named below (the "International Underwriters"), and each of the International Underwriters has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below.



                                                                          NUMBER OF
                                 UNDERWRITERS                               SHARES
        --------------------------------------------------------------   ------------
        Salomon Brothers International Limited........................
        Howard, Weil, Labouisse, Friedrichs Incorporated..............
        Raymond James & Associates, Inc. .............................
        J. Henry Schroder & Co. Limited ..............................
                                                                         ------------
                  Total...............................................      1,400,000
                                                                         ============



     In the International Underwriting Agreement, the several International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by an International Underwriter, the International Underwriting Agreement provides that, in certain circumstances, the purchase commitments of nondefaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated.



     The Company has been advised by the International Representatives that the several International Underwriters propose initially to offer the shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $   per share. The International Underwriters may allow, and such
dealers may reallow, a discount not in excess of $   per share to certain other
dealers. After the initial offering, the price to public and such concessions may be changed.



     The Company has entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein, for whom Salomon Brothers Inc, Howard, Weil, Labouisse, Friedrichs Incorporated, Raymond James & Associates, Inc. and Schroder Wertheim & Co. Incorporated are acting as representatives (the "U.S. Representatives"), providing for the concurrent offer and sale of 5,600,000 shares of Common Stock in the United States and Canada.



     The initial public offering price and underwriting discount per share for the U.S. Offering and the International Offering will be identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering.



     Each International Underwriter has severally agreed that, as part of the distribution of the International Offering, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person within the United States or Canada or to any United States or Canadian Person. Each U.S. Underwriter has severally agreed that, as part of the distribution of the U.S. Offering, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus related to the U.S. Offering to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


"United States or Canadian Person" means any person who is a national citizen or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch or a person other than a United States or Canadian Person.



     Each U.S. Underwriter that will offer or sell shares of Common Stock in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made.



     Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.



     William J. Dore has granted to the U.S. Underwriters and the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 840,000 and 210,000 additional shares of Common Stock, respectively, at the same price per share as the initial shares of Common Stock to be purchased by the Underwriters. The U.S. Underwriters and the International Underwriters may exercise such options only to cover over-allotments in the sale of the shares of Common Stock that the U.S. Underwriters or the International Underwriters, as the case may be, have agreed to purchase. To the extent that the U.S. Underwriters and the International Underwriters exercise such options, each of the U.S. Underwriters or the International Underwriters, as the case may be, will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.



     The Company and each International Underwriter and U.S. Underwriter (a) have not offered or sold, and will not offer or sell in the United Kingdom, by means of any document, any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), (b) have complied and will comply with all applicable provisions of the Financial Services Act of 1986 (the "1986 Act") with respect to anything done by them in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (d) have only issued or passed on, and will only issue or pass on any person in the United Kingdom, any investment advertisement (within the meaning of the 1986 Act) relating to the shares of Common Stock if that person falls within Article 9(3) of the 1986 Act (Investment Advertisements) (Exemptions) Order 1988.



     The shares of Common Stock may not be offered or sold directly or indirectly in Hong Kong by means of this document or any other offering material or document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent. Unless permitted to do so by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this document or any amendment or supplement thereto or any other information, advertisement or document relating to the shares of Common Stock other than with respect to shares of Common Stock intended to be disposed of to persons outside Hong Kong or to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.



     The shares of Common Stock have not been registered under the Securities and Exchange Law of Japan and are not being offered and may not be offered or sold directly or indirectly in Japan or to residents of Japan, except pursuant to applicable Japanese laws and regulations.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


     The Company and William J. Dore have agreed that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior consent of Salomon Brothers Inc, except pursuant to the Underwriting Agreement or, in the case of the Company, pursuant to employee benefit plans.



     No action has been taken or will be taken in any jurisdiction by the Company or the U.S. Underwriters that would permit a public offering of the shares offered hereby in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this Prospectus are required by the Company and the U.S. Underwriters to inform themselves about and to observe any restrictions as to the Offering of the Shares offered hereby and the distribution of this Prospectus.



     The International Underwriting Agreement provides that the Company and William J. Dore will indemnify the International Underwriters against certain liabilities, including under the Securities Act, or contribute to payments that the International Underwriters may be required to make in respect thereof.



     In connection with this offering, certain U.S. Underwriters and selling group members who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

            [ALTERNATE BACK COVER PAGE FOR INTERNATIONAL PROSPECTUS]



NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             ---------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        ----
Prospectus Summary.....................
Risk Factors...........................
The Company............................
Use of Proceeds........................
Capitalization.........................
Price Range of Common Stock............
Dividend Policy........................
Selected Consolidated Financial Data...
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................
Business...............................
Management.............................
Principal Shareholders.................
Description of Capital Stock...........
Certain United States Tax Consequences
  to Non-United States Holder..........
Underwriting...........................
Legal Matters..........................
Experts................................
Available Information..................
Incorporation of Certain Documents by
  Reference............................
Index to Consolidated Financial
  Statements........................... F-1



7,000,000 SHARES



GLOBAL


INDUSTRIES, LTD.



COMMON STOCK


($.01 PAR VALUE)



                                     [LOGO]



SALOMON BROTHERS


INTERNATIONAL LIMITED



HOWARD, WEIL,


LABOUISSE, FRIEDRICHS


                            INCORPORATED



RAYMOND JAMES &


ASSOCIATES, INC.



SCHRODERS



PROSPECTUS



DATED             , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering are estimated to be as follows:


    Securities and Exchange Commission registration fee......................  $ 45,129
    NASD filing fee..........................................................    15,393
    NASDAQ listing fee.......................................................    17,500
    Legal fees and expenses..................................................    95,000
    Accounting fees and expenses.............................................    45,000
    Blue Sky fees and expenses (including legal fees)........................     5,000
    Printing expenses........................................................    50,000
    Transfer Agent fees......................................................     2,500
    Miscellaneous............................................................    24,478
                                                                                -------
              TOTAL..........................................................  $300,000
                                                                                =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Registrant has authority under Section 83 of the Business Corporation Law of the State of Louisiana to indemnify its officers, directors, employees and agents to the extent provided in such statute. Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's officers, directors, employees and agents to the fullest extent permitted by the Business Corporation Law of the State of Louisiana.

     The Registrant has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that, to the extent the Registrant maintains directors' and officers' liability insurance policies, each director will be named as an insured under such policies. The Indemnification Agreements also provide that the Registrant will indemnify each director against losses and expenses as a result of a claim or claims made against him for any act, failure to act or neglect or breach of duty, including any error, misstatement or misleading statement committed, suffered, permitted or acquiesced in by the director, or any of the foregoing alleged by any claimant, or any claim against the director or executive officer solely by reason of him being a director or officer of the Registrant, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and for the advancement of expenses.

     Section 24 of the Business Corporation Law of the State of Louisiana permits the limitation of directors' personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director except in certain situations including the breach of a director's duty of loyalty or acts or omissions not made in good faith. Article VI of the Registrant's Articles of Incorporation includes such a limitation and limits directors' personal liability to the extent permitted by Section 24.

     Article VI of the Registrant's Bylaws provides that the Registrant may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Louisiana Business Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


   EXHIBIT NUMBER                                  DESCRIPTION
-------------------- ------------------------------------------------------------------------
         1.1*        -- Form of U.S. Underwriting Agreement.
         1.2*        -- Form of International Underwriting Agreement.
         4.1         -- Form of Common Stock certificate (incorporated by reference to
                        Exhibit 4.1 to the Registrant's Registration Statement on Form S-1
                        (Reg. No. 33-56600)).
         5.1*        -- Opinion and Consent of Vinson & Elkins L.L.P.
        23.1         -- Consent of Deloitte & Touche LLP
        23.2*        -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
        24.1**       -- Powers of Attorney of the Registrant's Directors.


---------------


 * To be filed by amendment.


** Previously filed.


     (b) Consolidated Financial Statement Schedules:

     All financial statement schedules are omitted because the required information is not required or because the information required is presented in the Consolidated Financial Statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 8th day of January, 1997.


                                            GLOBAL INDUSTRIES, LTD.

                                            By    /s/ MICHAEL J. POLLOCK
                                             -----------------------------------
                                                     Michael J. Pollock
                                               Vice President, Chief Financial
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                TITLE                       DATE
---------------------------------------------   ----------------------------    ------------------

             /s/ WILLIAM J. DORE                Chairman of the Board,             January 8, 1997
---------------------------------------------     President, Chief Executive
               William J. Dore                    Officer and Director
                                                  (Principal Executive
                                                  Officer)

           /s/ MICHAEL J. POLLOCK               Vice President, Chief              January 8, 1997
---------------------------------------------     Financial Officer, and
             Michael J. Pollock                   Director (Principal
                                                  Financial and Accounting
                                                  Officer

                JAMES C. DAY*                   Director                           January 8, 1997
---------------------------------------------
                James C. Day

            EDWARD P. DJEREJIAN*                Director                           January 8, 1997
---------------------------------------------
             Edward P. Djerejian

              MYRON J. MOREAU*                  Director                           January 8, 1997
---------------------------------------------
               Myron J. Moreau

         *By /s/ MICHAEL J. POLLOCK                                                January 8, 1997
---------------------------------------------
             Michael J. Pollock
              Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                      DESCRIPTION
---------- ----------------------------------------------------------------------------------

    1.1*   -- Form of U.S. Underwriting Agreement.
    1.2*   -- Form of International Underwriting Agreement.
    4.1    -- Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-56600)).
    5.1*   -- Opinion and Consent of Vinson & Elkins L.L.P.
   23.1    -- Consent of Deloitte & Touche LLP
   23.2*   -- Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
   24.1**  -- Powers of Attorney of the Registrant's Directors.


---------------


 * To be filed by amendment.



** Previously filed.